Table of Contents

As filed with the Securities and Exchange Commission on December 28, 2017

Registration No.: 333-210960

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 3 TO

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

RC-1, INC.

(Exact name of registrant as specified in its charter)

Nevada	7948	26-1449268
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

110 Sunrise Center Drive

Thomasville, NC 27360

Phone 800.348.2870

(Address, including zip code, and telephone number,

Including area code, of registrant’s principal executive offices)

Copies to:

Kevin P. O’Connell

Chief Executive Officer

110 Sunrise Center Dr.

Thomasville, NC 27360

Phone #949-721-1725

(Name, address, including zip code, and telephone number,

Including area code, of agent for service)

Brad Bingham Esq.

The Bingham Law Group, APC

1106 Second St. Suite 195

Encinitas, California 92024

(760) 230-1617 Office

(760) 579-7699 Fax

As soon as practicable after the effective date of this Registration Statement.

(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company”, and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one)

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

EXPLANATORY NOTE

On April 27, 2016, we filed a registration statement with the Securities and Exchange Commission, or the SEC, on Form S-1 (File No. 333-210960) (the “Registration Statement”). The Registration Statement, as amended, was declared effective by the SEC on July 15, 2016 to initially register for resale by the selling stockholders identified in the prospectus an aggregate of 1,574,477 shares of our common stock, par value $0.0001 per share. This post-effective amendment is being filed to (i) include information from our Annual Report on Form 10-K for the year ended December 31, 2016 (the “Annual Report”) and for the nine month period ended September 30, 2017; and (ii) update certain other information in the prospectus relating to the offering and sale of the shares that were registered for resale on the Form S-1.

No additional securities are being registered under this post-effective amendment. All applicable registration and filing fees were paid at the time of the original filing of the Registration Statement.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the Securities and Exchange Commission declares our registration statement effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION

PROSPECTUS

RC-1, INC.

1,574,477 Shares of Common Stock

Date of Prospectus:  December __, 2017

This prospectus relates to the resale by the selling stockholders of an aggregate of 1,574,477 shares of our common stock, par value $.001, per share, by the selling shareholders named in this prospectus in the section entitled “Selling Shareholders,” including their donees, pledgees, assignees, transferees and other successors-in-interest, whom we refer to in this prospectus as the “Selling Shareholders.” The shares of common stock are being registered to permit the selling stockholders to sell the shares from time to time in the public market at a price of $.25 per share. The stockholders may sell the shares through ordinary brokerage transactions, directly to market makers of our shares or through any other means described in the section entitled “Plan of Distribution". We cannot assure you that the selling stockholders will sell all or any portion of the shares offered in this prospectus.

Investing in these securities involves significant risks. Investors should not buy these securities unless they can afford to lose their entire investment.

We are an “emerging growth company” within the meaning of the recently enacted Jumpstart Our Business Startups Act and will be subject to reduced public company reporting requirements.

SEE “RISK FACTORS" BEGINNING ON PAGE 9.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is December __, 2017.

i

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by reference to, and should be read in conjunction with, the more detailed information and financial statements (including the notes thereto) appearing elsewhere in this prospectus. Each prospective investor is urged to read this prospectus in its entirety. When used in this prospectus, the terms “Company,” “our,” “ours” and “us” refer to RC-1, Inc., unless otherwise specified or the context requires otherwise.

SUMMARY OF PROSPECTUS

Implications of Being an Emerging Growth Company

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, or the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2013, or the JOBS Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

We could remain an “emerging growth company” for up to five years, or until the earliest of (a) the last day of the first fiscal year in which our annual gross revenues exceed $1 billion, (b) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (c) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period.

We are also considered a "smaller reporting company," If we are still considered a "smaller reporting company" at such time as we cease to be an "emerging growth company," we will be subject to increased disclosure requirements. However, the disclosure requirements will still be less than they would be if we were not considered either an "emerging growth company" or a "smaller reporting company."

For more information, please see our Risk Factor entitled “As an “emerging growth company” under the Jumpstart our Business Startups Act (JOBS Act), we are permitted to rely on exemptions from certain disclosure requirements.”

Decision to Go Public

The Company’s officers and directors believe that potential investors are more inclined to invest in the Company if the Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which provides investors with update material information about the Company and the ability of the company’s investors to resell their shares through the facilities of the securities markets. The common stock of the Company is currently quoted on the OTC Pink Sheets marketplace. The Company intends to have its common stock quoted on the OTCQB Bulletin Board, or the OTCQX tier of the OTC Markets when the Company meets the criteria for having its common stock listed on those markets. Our officers and director believe that the disadvantages of becoming a public company are the continuing reporting costs of being a reporting issuer under the Exchange Act and reluctance of persons qualified to serve as directors of the Company because of director’s exposure to possible legal claims. Additional disadvantages include management’s lack of experience in the business of the Company as well as in running a public company, the Company’s status as a development stage company, and management’s limited amount of time that will be devoted to the Company.

The Company

History

We were organized in October of 2007 as R-Course Promotions, LLC, a California limited liability company. At the time of our formation, Kevin O'Connell was the managing member of our company and the sole member of General Pacific Partners, LLC ("GPP"), a California limited liability company. At our inception, GPP owned a majority of R-Course Promotions, LLC membership interests. In May of 2009, R-Course Promotions, LLC was merged with RC-1, Inc., a Nevada corporation with no prior operations. The reason for the merger was the potential liquidity for our shareholders. As of May 31, 2016, Kevin O'Connell is the Managing Member of (a) GPP, (b) Devcap, (c) Revete, and (d) Continental. Together, Mr. O'Connell and GPP, Devcap, Revete, and Continental own 63.5% of our outstanding common shares.

1

We are a development stage small motorsports company which was organized to participate in “Road Racing” motorsports events organized by several motorsports sanctioning bodies such as The National Association for Stock Car Auto Racing ("NASCAR"), and The International Motorsports Association ("IMSA") and the Sports Car Vintage Racing Association (SVRA). The Road Racing motorsports events require the use of “Stock Cars” that are professionally modified for Road Racing, and “Sports Cars” that are specifically manufactured for competition Road Racing. From inception through December 31, 2016, we participated in racing events by exclusively leasing vehicles from unaffiliated third parties for each racing event in which we participated. In June of 2014, we acquired 3 vehicles; a Chevrolet Monte Carlo Super Sport fully equipped Stock Car; a Chevrolet Monte Carlo Super Sport "Roller" (a Roller is a Stock Car that is complete with all of the required racing components, but without a competition engine and transmission; and a 2012 Ford BOSS Mustang R (the "Mustang R). In March of 2017, the Ford BOSS Mustang R was sold for 833,333 shares of our common stock, which was returned to the company and subsequently cancelled.

In 2012, we commenced offering racing production services to potential clients that wish to participate in motorsports racing. Our production services include producing a full motorsports racing team for clients by providing, a full "turnkey" Racing Team, to enable a client to participate in one or more racing event as a Team Owner, or providing management of, or access to, any part of equipment or human services required to participate in a racing event, including:

•	fully prepared racing cars

•	decaling the race cars

•	driver(s)

•	crew chiefs

•	car chiefs

•	mechanic crews

•	"over the wall" pit crews

•	liaison between the client and the sanctioning body (entry fees, equipment specifications and membership)

•	pre- and post-race social events

Background

The National Association for Stock Car Auto Racing (NASCAR) is a family-owned and -operated business that sanctions and governs multiple auto racing sports events. NASCAR is the largest sanctioning body of stock car in the United States. The three largest racing series sanctioned by NASCAR are the Monster Energy Cup Series, the NASCAR Xfinity Series and the Camping World Truck Series. NASCAR also oversees the Whelen Modified Tour and the NASCAR Iracing.com Series. NASCAR sanctions over 1500 races at over 100 tracks in 39 US states and Canada. NASCAR has presented exhibition races at the circuits in Japan, Mexico and Australia. NASCAR is a separate and distinct entity from us and we do not have any formal contractual arrangements with NASCAR. We have participated in over twenty five NASCAR sanctioned and embodied road racing events both regionally and nationally to date.

2

The International Motor Sports Association ("IMSA") is an auto racing sanctioning body based in Daytona Beach, Florida, United States. Beginning in 2014, IMSA became the sanctioning body of the WeatherTech SportsCar Championship, the premier road racing series resulting from the merger of the former Grand-Am Road Racing and the American Le Mans Series.

The Sports Car Vintage Racing Association ("SVRA") is the largest and one of the oldest Vintage Racing organization in the United States. SVRA now has to over 1,200 members. SVRA conducts Vintage events at legendary race tracks throughout the country. The series accepts entries that feature classic MGs, Triumphs, BMWs, Allards, Jaguars, and Lotuses as well as contemporary Camaros, Audis, Porsches and Corvettes among others.

The Vintage Auto Racing Association ("VARA") is the largest vintage car racing member organization on the West Coast of the United States. Race fields are made up of production and sports cars through 1979.

The "Toyota Southwest Superlates" Series (SWS) is owned by the operators of Willow Springs International Raceway in Rosamond, California. It is presently run only at the Willow Springs International Raceway in Lancaster, California.

In addition to motorsports production services, we expect revenue to be derived from the sale of advertising space on each vehicle we enter in race and from winning a share of the “cash purses” that are provided by Sanctioning Organizations, Promoters and Sponsors of the events. In addition, we expect to utilize our race cars to provide marketing and public corporate branding services to clients desiring to use our cars and equipment to market their product or service by having our vehicles promote their brand by carrying their logo. Our ability to attract advertisers will, in part, be dependent upon the success of our racecars in the races we may decide to enter. We believe that if we win, or finish within the top 10 finishing places in a race, our ability to attract advertisers will be enhanced. Further, our past record of sporadic "Top 10" finishing places, has diminished our ability to attract advertisers.

Competition Events Attended

Since inception, we have participated in various NASCAR, IMSA and SVRA road course events using road racing prepared race cars. For these events, we either entered our own race cars for competition in the event or leased race cars as a part of an overall vendor relationship.

We participated in limited road racing events 2014, 2015 and 2016. We did have a regular racing schedule with a regional sanctioning body, the Toyota Southwest Superlate Model Series. Below is a list of 2014 and 2015 and 2016 events attended:

	Toyota Southwest Superlates
	2014 Schedule
Date	Location	Purse
4/19/2014	Willow Springs Raceway, Rosamond, CA	$400
5/31/2014	Willow Springs Raceway, Rosamond, CA	$0
6/21/2014	Willow Springs Raceway, Rosamond, CA	$600
7/19/2014	Willow Springs Raceway, Rosamond, CA	$400
8/30/2014	Willow Springs Raceway, Rosamond, CA	$0
9/21/2014	Willow Springs Raceway, Rosamond, CA	$1,500
11/9/2014	Willow Springs Raceway, Rosamond, CA	$400
12/14/2014	Willow Springs Raceway, Rosamond, CA	$5,000

	Toyota Southwest Superlates
	2015 Schedule
Date	Location	Purse
5/30/2015	Willow Springs Raceway, Rosamond, CA	$0
6/27/2015	Willow Springs Raceway, Rosamond, CA	$0
7/18/2015	Willow Springs Raceway, Rosamond, CA	$0
8/29/2015	Willow Springs Raceway, Rosamond, CA	$0
9/19/2015	Willow Springs Raceway, Rosamond, CA	$0
11/7/2015	Willow Springs Raceway, Rosamond, CA	$0

3

	NASCAR
3/13/2015	Phoenix International Raceway	$0
5/17/2015	Canadian Tire Motorsports Park	$0
8/8/2015	Xfinity Series Watkins Glen, NY	$0
8/29/2015	Xfinity Series, Road America Wisconsin	$0

SVRA
2016 Schedule
9/17/2016	Coronado Annual Speed Fest	$0

Sanctioning Bodies

Sports Car Vintage Racing Association (SVRA)

The Sports Car Vintage Racing Association (SVRA) is the largest and one of the oldest Vintage Racing organization in the United States. SVRA now has over 1,200 members. SVRA conducts Vintage events at legendary race tracks throughout the country. The series accepts entries that feature classic MGs, Triumphs, BMWs, Allards, Jaguars, and Lotuses as well as contemporary Camaros, Audis, Porsches and Corvettes among others.

NASCAR Monster Energy Cup Series

The NASCAR Monster Energy NASCAR Cup Series is the sport's highest level of professional competition. It is consequently the most popular and most profitable NASCAR series. Since 2001, the Monster Energy NASCAR Cup season has consisted of approximately thirty-six (36) races over 10 months.

NASCAR Xfinity Series

The NASCAR Xfinity Series (formerly Nationwide Series) is the second-highest level of professional competition in NASCAR today.

International Motor Sports Association (IMSA)

The International Motorsports Association (IMSA) is an auto racing sanctioning body based in Daytona Beach, Florida, United States. Beginning in 2014, IMSA is the sanctioning body of the WeatherTech Sports Car Championship the premier series resulting from the merger of Grand Am and the American LeMans Series presented by Tequilia Patron.

ARCA

The ARCA Racing Series powered by Menards is an American stock car series, the premier division of the ARCA. It is considered professional league of stock car racing, perhaps two steps down from the top-level NASCAR Monster Energy Cup & Xfinity Series. Though some events occur the same weekend as NASCAR events, the Series is not affiliated with NASCAR.

Revenues

We expect to have three revenue streams for our business.

4

PRODUCTION SERVICES

In 2012, we commenced offering consulting and management services to potential clients that wish to participate in motorsports racing. Our services include providing, sourcing and managing a full "turnkey" racing car and race team, and all ancillary equipment and services to enable a client to participate in a racing event as a Team Owner, or providing management of, or access to, any part of equipment or human services required to participate in a racing event, including:

•	fully prepared racing cars

•	decaling the race cars

•	driver(s)

•	crew chiefs

•	mechanic crews

•	"over the wall" pit crews

•	liaison between the client and the sanctioning body (entry fees, equipment specifications and membership)

•	pre- and post-race social events

Our fees for this management ranges from 5% to 10% of the total budget for the event.

On January 1, 2014, the Company entered into an event services agreement with Carolina Pro Am Services, Inc., ("Carolina") a company owned and controlled by Richard Ware who is also the owner and controller of Rick Ware Racing LLC. Rick Ware Racing LLC is the owner of 8.85% of our issued and outstanding common shares. During the years ended December 31, 2016 and 2015 the Company paid $-0- and $125,500 respectively to Carolina.

ADVERTISING REVENUE

The second potential source of revenue is from direct advertising from companies interested in advertising their product or service on our racing equipment. Though this part of our business, we offer a client access to national television, spectator sports and social media concurrently or individually depending on the racing series and venue. We believe we can attract advertising clients because the client's brand will be displayed on the following outlets:

National Television – NASCAR and IMSA races are live broadcasts. With their logos and brands displayed on our race vehicles, our client can expose their products or services to consumers.

Spectator Sports – In each racing event there are spectators that pay a gate attendance ticket fees to view events in person. With our client’s logos and brands displayed on our race vehicles, the client can expose their products or services to consumers, in this case live spectators.

Social Media – Through the proliferation of social media, fans, teams, sanctioning bodies, driver and spectators have access to real time information and a place to share their ideas and messaging. Our clients benefit from these activities as their logo and brand receive additional exposure and real time commentary.

In certain cases where a custom solution is required to accommodate the client, we will modify or revenue model and adjust fees accordingly either increased, decreased or with terms.

5

RACE PURSES

Revenue is expected to be derived from our winning a share of cash purses that are provided by event advertisers and sanctioning bodies. Purse for the events we participate in can range from $0 to $100,000 for the sanctioning bodies we compete within. The winning purses we have received have been in regional events only.

We have had no present commitments from prospective advertisers. There can be no assurance that we will be able to obtain any such sponsor revenue or management clients in the future. We have conducted limited operations to date, and our operations will continue to be limited until such time as we are able to obtain additional funds to carry out our overall business plans.

Acquisitions of Competition Equipment

In June of 2014, we acquired two (2) NASCAR type stock cars for competition in SVRA vintage racing events. The first race car is considered a “complete roller”. A “complete roller” is a purpose-built race car that is complete with all of the required racing components in place minus a competition engine and transmission. The engine and transmission can be purchased or leased.

The second racing vehicle our company acquired is a “turnkey” NASCAR type road course stock car acquired in with all racing components including a racing engine and transmission.

The NASCAR stock cars were acquired from Cassin Farlow, LLC for 1,200,000 common shares on May 1, 2014. Cassin Farlow’s majority shareholder is Augustus B. O’Connell, father of Kevin O’Connell.

In addition, in June of 2014, we acquired a Ford "BOSS" road racing Mustang race car used in competition in the Grand Am Rolex Series. This model Boss Mustang is a custom built model specially configured for road racing. We intend to use this vehicle in SVRA Vintage racing competition. We acquired the Ford BOSS Mustang for $200,000. The debt of $200,000 was immediately converted into 1,333,333 common shares of the Company at a conversion rate of $0.15 per share pursuant to a debt to equity conversion agreement executed on May 1, 2014. In March of 2017, we sold the Ford BOSS Mustang R back to the original seller and received 833,333 of our shares of common stock back as compensation.

Operating Budget

Expected management estimates for the cost of operating the business through September 30, 2018 will require additional capital of up to Three Hundred Thousand dollars ($300,000) consisting of: $20,000 for registration and licenses required for entry in sanctioned racing events; $20,000 for travel and lodging; $20,000 for marketing and branding; $30,000 for legal and accounting; $15,000 for engineers and consultants; $15,000 for parts, $90,000 for engine and transmission leases. $50,000 for fuels and tires; $10,000 for racecar transporter travel; $20,000 for debt service of all Company notes payable; and $10,000 in air and rental cars.

In future events, we will determine what chassis, car, engine and transmission we intend enter. Our decision will be based upon the characteristics of the race venue and the suitability of the chassis and combination to race at the particular track and expected conditions. The limitations of our operating budget will also be a factor.

Our ability to attract advertisers and management clients will be dependent upon the success of our racecars in the races we enter. We believe that if our cars are successful, or finish within the top 10 finishing places in any race, our ability to attract business will be enhanced. Our past record of inconsistent finishing places, has diminished our ability to attract regular business.

In addition, we have received revenue for the events in which we qualified to enter for races during the periods of 2008 through 2016. Our losses from inception through the period ended December 31, 2016 was $3,006,457.

For the year ended December 31, 2016 we had limited revenue from marketing or sponsorships and had limited purse winnings. We incurred a loss of $226,645 which represented a decrease from a loss of $306,957 for the year ended December 31, 2015. The decrease in loss for 2016 is attributable to a decrease in racing events entered during the year for which the Company incurred race related expenses and a decrease in related party expenses. We had revenue of $15,000 for the year ended December 31, 2016 and $1,000 for the year ended December 31, 2015.

Our auditor's report has expressed substantial doubt about our ability to continue as a going concern.

6

Lines of Credit

On October 1, 2009, the Company entered into a line of credit agreement for up to $600,000 with General Pacific Partners, LLC ("GPP") one of our principal shareholders, a related party owned and operated by our CEO and majority shareholder, that also provides motor sports marketing industry consulting services to the Company as needed. Under the agreement, the Company receives operating fund advances and reimbursement for expenses incurred on behalf of the Company. The loan bears interest at eight percent (8%) per annum. On July 3, 2017, $200,000 of the balance due was converted into 2,000,000 shares of stock at a value of $.10 per share. As of September 30, 2017, and December 31, 2016, the Company owed $108,164 and $183,164, respectively, in operating advances from this related party. As of September 30, 2017, and December 31, 2016, the Company had accrued interest on this line of credit in the amounts of $26,816 and $18,354, respectively.

On August 5, 2013, the Company entered into a line of credit agreement for up to $500,000 with Devcap Partners, LLC, ("Devcap") a Texas limited liability company that is wholly owned and managed by our CEO and majority shareholder. Under the agreement, the Company receives operating fund advances and reimbursement for expenses incurred on behalf of the Company. On July 3, 2017, $200,000 of the balance due was converted into 2,000,000 shares of stock at a value of $.10 per share. As of September 30, 2017, and December 31, 2016, the Company owed $49,647 and $332,647, respectively, in operating advances to this related party. As of September 30, 2017, and December 31, 2016, the Company had accrued interest on this line of credit in the amounts of $78,707 and $67,040, respectively.

On October 15, 2012, the Company entered into a revolving line of credit agreement with TVP Investments, LLC, a Georgia Limited Liability Company in the amount up to $500,000. The line of credit is unsecured, bears interest of 10% and has a maturity date of December 31, 2019. As of September 30, 2017, and December 31, 2016, the balance of the line of credit was $75,000. As of September 30, 2017, and December 31, 2016, the Company had accrued interest on this line of credit in the amounts of $28,043 and $22,418, respectively.

The Company has a business line of credit up to $3,000 with Wells Fargo bank. The line of credit is unsecured with a variable interest rate of approximately 18.0%. The balance owed as of September 30, 2017 and December 31, 2016 was zero.

Capital Requirements

Expected management estimates for the cost of operating the business through September 30, 2018 will require additional capital of up to Three Hundred Thousand dollars ($300,000) consisting of: $20,000 for registration and licenses required for entry in sanctioned racing events; $20,000 for travel and lodging; $20,000 for marketing and branding; $30,000 for legal and accounting; $15,000 for engineers and consultants; $15,000 for parts, $90,000 for engine and transmission leases. $50,000 for fuels and tires; $10,000 for racecar transporter travel; $20,000 for debt service of all Company notes payable; and $10,000 in airfare and rental cars.

There can be no assurance that we will be able to raise any or all of the capital required. These factors indicate that we may be unable to continue as a going concern, particularly in the event that we cannot generate sufficient cash flow or raise sufficient capital to conduct our operations. Our financial statements do not include any adjustments to the value of our assets or the classification of our liabilities that might result if we would be unable to continue as a going concern.

Meeting our capital requirements will be directly contingent on Mr. O'Connell and his related businesses and his decision to advance us capital in the event that we are not able to raise capital from other sources.

Additionally, our ability to attract lessees for our race cars and clients for our consulting and advertising business will, in part, be dependent upon the success of our lessees in the races in which they compete. The race event finishing positions, especially finishing among the first ten places, will enhance our ability to attract capital and event to offset the cost of competing in racing events. Should our lessees compete in races in which they finish in other than the first ten finishing places, those lessees ability to attract advertisers and advertising and promotion monies may be diminished.

Marketing

We depend upon our officers for all marketing activities. We intend to hire a marketing and sales person to pursue our offerings of motorsports production services. However, we will not be able to hire such a person until we have the financial resources to do so.

Competition

We principally compete with other racing teams and advertising companies that are much larger, well known, better established and have greater financial resources than us. We do not consider the Company to be a factor in the overall racing industry. We will also compete for advertising dollars with other sports such as football, baseball, basketball, hockey, tennis and golf and with other live entertainment and popular recreational activities. We also compete with other consultant and management companies that are much larger and have a longer history and are better established for clients in our Consulting and Management business. Depending on our success in funding our operations, we intend on entering between four and ten events on an annual basis. The events attended are dependent on our success in raising capital from sources other than our lines of credit from General Pacific Partners, LLC and TVP Investments LLC.

7

Relationship with our majority shareholder

As of September 30, 2017, Kevin O'Connell is the Managing Member of (a) GPP, (b) Devcap, (c) Revete and (d) Continental. Together, Mr. O'Connell and GPP, Devcap, Revete, and Continental own 79.9% of our outstanding common shares.

Since the inception of the company we have borrowed monies from GPP, Devcap, Kevin P. O’Connell and his affiliates.

On October 1, 2009, the Company entered into a line of credit agreement for up to $600,000 with General Pacific Partners, LLC ("GPP") one of our principal shareholders, a related party owned and operated by our CEO and majority shareholder, that also provides motor sports marketing industry consulting services to the Company as needed. Under the agreement, the Company receives operating fund advances and reimbursement for expenses incurred on behalf of the Company. The loan bears interest at eight percent (8%) per annum. On July 3, 2017, $200,000 of the balance due was converted into 2,000,000 shares of stock at a value of $.10 per share. As of September 30, 2017, and December 31, 2016, the Company owed $108,164 and $183,164, respectively, in operating advances from this related party. As of September 30, 2017, and December 31, 2016, the Company had accrued interest on this line of credit in the amounts of $26,816 and $18,354, respectively.

On August 5, 2013, the Company entered into a line of credit agreement for up to $500,000 with Devcap Partners, LLC, ("Devcap") a Texas limited liability company that is wholly owned and managed by our CEO and majority shareholder. Under the agreement, the Company receives operating fund advances and reimbursement for expenses incurred on behalf of the Company. On July 3, 2017, $200,000 of the balance due was converted into 2,000,000 shares of stock at a value of $.10 per share. As of September 30, 2017, and December 31, 2016, the Company owed $49,647 and $332,647, respectively, in operating advances to this related party. As of September 30, 2017, and December 31, 2016, the Company had accrued interest on this line of credit in the amounts of $78,707 and $67,040, respectively.

The Company has recurring losses from operations and our auditor has stated that there is substantial doubt about the Company's ability to continue as a going concern. Further, continued losses could cause the Company to be unable to continue in the racing industry or to meet debt obligations. (see "Risk Factors" starting on Page 9). The Company believes that racing requires significant capital outlays on a continual basis to successfully fund operations, but with adequate funding that profitable operations can be achieved.

Without additional funding, the Company could discontinue operations. We have $52,918 in cash as of September 30, 2017 and our monthly expenses are approximately $22,000. We will need to obtain additional funding to maintain continuing operations and there can be no assurance that such funding is, or will become available.

Facilities and Maintenance

Maintenance and race set up is an ongoing effort in auto racing. Mr. O'Connell manages the staff of independent technicians to maintain a regular schedule updates and changes to back up parts and various pit equipment needed at racing events. Our race cars are managed for racing from a facility in Thomasville, North Carolina owned by Rick Ware Racing, LLC, a non-affiliated party. In January of 2017 we entered into a lease for warehouse space at, 110 Sunrise Center Drive, Thomasville, NC for a three year term for which we agreed to pay 1,200,000 common shares at $.15 per share to Rick Ware Racing, LLC (400,000 shares for each full year of occupancy). As at September 30, 2017 we have issued 400,000 to Rick Ware Racing LLC.

There can be no assurance that our vehicles will be competitive or qualify for each, or any sanctioned event entered. If we are not as successful competitively, we could have a more difficult time attracting and maintaining advertisers, drivers and crews which in turn could impact our ability to attract and maintain advertisers. We will compete with well-established teams and there can be no assurance that we will be able to create or maintain a competitive position. In addition, there are relatively low barriers to entry into these markets and we expect to continue to face competition from new entrants into these same markets. There can be no assurance that we will be able to compete successfully in these markets.

Employees

As of September 30, 2017, we had no full-time employees. Our only employees consist of 2 management personnel, all of whom devote 30% or less of their time to our business affairs. We intend to hire full time employees when and if we have the financial resources to do so. Until such time as we are in a position to hire full time employees, we will hire independent contractors to perform work for us on an as needed basis. None of our employees are represented by a labor union or a collective bargaining agreement. We consider our relations with our Management employees to be good.

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Implications of Being an Emerging Growth Company

We are an “Emerging Growth Company,” as defined in Section 2(a) of the Securities Act of 1933, or the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2013, or the JOBS Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

We could remain an “emerging growth company” for up to five years, or until the earliest of (a) the last day of the first fiscal year in which our annual gross revenues exceed $1 billion, (b) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (c) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period.

We are also considered a "smaller reporting company,"  If we are still considered a "smaller reporting company" at such time as we cease to be an "emerging growth company," we will be subject to increased disclosure requirements. However, the disclosure requirements will still be less than they would be if we were not considered either an "emerging growth company" or a "smaller reporting company."

For more information, please see our Risk Factor entitled “As an “emerging growth company” under the Jumpstart our Business Startups Act (JOBS Act), we are permitted to rely on exemptions from certain disclosure requirements.”

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares of our common stock being offered for sale by the selling stockholders. We will incur all costs associated with this Post-Effective Amendment to this registration statement and prospectus.

RISK FACTORS

An investment in these securities involves a high degree of risk and is speculative in nature. In addition to the other information regarding the Company contained in this Prospectus, you should consider many important factors in determining whether to purchase Shares. Following are what we believe are material risks related to the Company and an investment in the Company. Investors are urged to perform their own due diligence, with the help of their investment, accounting, legal and/or other professionals and to make an independent decision regarding an investment in the Shares.

A Cautionary Note on Forward-Looking Statements

This Prospectus contains forward-looking statements, which relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled “Risk Factors,” that may cause our industry’s actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements.

While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

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We have a limited operating history, with historical losses.

We have a short operating history and must be considered to be in the development stage. We have no history of earnings or profits and there is no assurance that we will operate profitably in the future. There is no meaningful historical financial data upon which to base planned operating expenses. As a result of this limited operating history, it is difficult to accurately forecast our potential revenue. We intend to use race cars to market and promote the services of potential clients. We contemplate that we will further develop our racing operations into which we will reinvest all profits, if any, into the Company.

We estimate that for the 12 months ending September 30, 2018, the cost of operating the business will require additional capital of a minimum of three hundred thousand dollars ($300,000) and there can be no assurance that any or all of that additional capital will be available to the Company.

Our auditors have expressed substantial doubt as to whether our Company can continue as a going concern.

We have generated only limited revenues since our inception and have incurred substantial losses. Our business plans estimate that we will need to raise $300,000 in additional capital to fund our operations through September 30, 2018 and there can be no assurance that we will be able to raise any or all of the capital required. These factors indicate that we may be unable to continue as a going concern, particularly in the event that we cannot generate sufficient cash flow or raise sufficient capital to conduct our operations. Our financial statements do not include any adjustments to the value of our assets or the classification of our liabilities that might result if we would be unable to continue as a going concern.

Our existing principal stockholders exercise control of our Company.

As of September 30, 2017, Kevin O'Connell is the Managing Member of (a) GPP, (b) Devcap, (c) Revete, and (d) Continental. Together, Mr. O'Connell and GPP, Devcap, Revete, and Continental own 79.9% of our outstanding common shares.

In addition, GPP and Devcap have established lines of credit of $600,000 and $500,000 respectively. The receipt of funds from these lines of credit are subject to the approval of Mr. O'Connell. At September 30, 2017, there was $491,836 available on the Line of Credit from GPP and $450,353 available on the Line of Credit from Devcap. The terms of the lines of credit contains annualized interest of 8%, quarterly interest payments paid by the Company on outstanding balances and requires a maximum quarterly draw down on the line of $100,000 per quarter. Mr. O'Connell may have a conflict of interest should we determine to draw upon the line of credit. He will have to determine, as the Managing Member of GPP and Devcap, whether it is in the best interest of GPP or Devcap to approve or decline the "draw down" or, as our controlling shareholder, it is in our best interest to approve the draw down.

Further, Mr. O’Connell, will be able to determine the election of directors and all other matters subject to stockholder votes. This concentration of ownership may have the effect of delaying or preventing a change in control of the Company, even if this change in control would benefit stockholders.

We must enter into and maintain a good working relationship with the NASCAR, IMSA and SVRA as well as other sanctioning bodies relevant to our business.

To be successful, we must create and maintain a good working relationship with the sanctioning body of our racing events we participate in with NASCAR, IMSA, and SVRA being of most importance. Without a good relationship with the sanctioning bodies, they may, at their sole discretion, disallow our company and clients from competing in any or all of their sanctioned events for an indefinite period of time. We do not have any continuing contractual relationship with these sanctioning bodies and may not be able to enter into any agreements to participate in racing events on terms acceptable to us.

Our racecars are subject to changes in technology and competitiveness.

In June of 2014, we acquired 3 vehicles; a Chevrolet Monte Carlo Super Sport fully equipped Stock Car; a Chevrolet Monte Carlo Super Sport "Roller" (a Roller is a Stock Car that is complete with all of the required racing components, but without a competition engine and transmission; and a 2012 Ford BOSS Mustang R (the "Mustang R). These vehicles contain current technologies that may cease to be legal or competitive as the rules, and regulations of NASCAR, IMSA and SVRA are modified and technologies are updated.

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In May of 2017 the company acquired a 2003 Laughlin road race NASCAR Busch series car for 166,667 shares of our common stock. The cash price for the acquisition was $25,000 and was converted at .15 per share.

In May of 2017 the company acquired a 2006 Hutch Pagan NASCAR Speedway Truck for 166,667 shares of our common stock. The cash price for the acquisition was $25,000 and was converted at .15 per share.

Additionally, governing sanctioning bodies are expected to regularly hold discussions with the manufacturers and competitors regarding implementing updated models and technologies that may have an adverse effect on our Company. To the extent that sanctioning bodies may change their rules and regulations so that our racecars do not comply with the changed rules or regulations, our business will be adversely affected.

Our racing operations face competition for marketing and advertising dollars.

We compete for marketing and advertising dollars with other motorsports teams and with sports such as football, baseball, basketball, hockey, tennis and golf and with other entertainment and recreational activities. In the event that fan interest in motorsports declines motorsports might not be as attractive to the potential clients, which could have an adverse effect on our operations.

There can be no assurance that our team will be competitive or qualify for each, or any NASCAR, IMSA or SVRA sanctioned event entered. Qualification, by speed trial racing in NASCAR races, is only required in special events. IMSA sanctioned events are not limited by qualifying, but rather may be limited by the racing venue and the size of the paddocks that would be used to support the race cars and teams before, during and after the racing events. If we are not successful competitively, we could have a more difficult time attracting and maintaining clients, quality drivers and crews which in turn could impact our ability to attract production, marketing and advertising dollars. We compete with well-established teams and there can be no assurance that we will be able to create or maintain a competitive position.

We may not be able to lease or obtain certain race cars as needed for specific events.

Our ability to compete in race events is contingent upon our ability to configure our owned vehicles, or lease vehicles for specific series when needed. There can be no assurance that our vehicles will be able meet specifications for a race series we would intend to enter or that we would be able to lease a suitable race vehicle when needed or be able to negotiate a lease fee that we deem reasonable.

The success of our operations will be dependent upon the success of our racing team.

Our ability to fully implement our business plan and the success of our operations will be dependent upon the success of our racing team. If our racing team fails to qualify for races or finishes poorly in races on a regular basis, the success of our operations will be adversely impacted. Racing teams that fail to qualify for events cannot generate any purse revenue and may experience a reduction in fan and advertisers interest. We believe that if we win, or finish within the top 10 finishing places in a race, our ability to attract advertisers will be enhanced. However, our past record of sporadic "Top 20" finishing places has diminished our ability to attract advertisers. There can be no assurance that we will win or compete successfully in any event.

In racing events that we determined to enter, we have always qualified to race. However, we have finished poorly in these events and have not received any purse money if finishing positions fall outside of the top 30 places. A low finishing position for any event may or may not be a direct result of the team’s activities and efforts, and all racing teams in competition face the same uncertain results. There can be no assurance that we will win any purse money and the denomination of such purse money could have any effect upon our ability to fund our operations.

We may incur liability for personal injuries.

Racing events can be dangerous to participants and to spectators. We maintain insurance policies that provide coverage within limits that in our judgment are sufficient to protect us from material financial loss due to liability for personal injuries sustained by, or death of, our personnel or spectators in the ordinary course of our business. Our insurance may not be adequate or available at all times and in all circumstances. In the event that damages for injuries sustained by our participants or spectators exceed our liability coverage or the insurance company denies coverage, our financial condition, results of operations and cash flows could be adversely affected to the extent claims and associated expenses exceed insurance recoveries.

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We do not have total loss insurance for the racecars we own.

Due to the high cost of property damage insurance, we have chosen not to carry total loss insurance for the racecars we lease or own. In the event of a loss occurrence, we may lose or be liable for as much as the total value of the racecar which is damaged. The loss could be as much as $250,000, which would be a material loss to us and could cause us to cease operations.

We have only recently sought advertising revenue and we may not be able to attract and maintain advertisers as a source of revenues.

We have limited advertising revenue since our inception in 2007 and we may not be able to attract and maintain advertisers as a source of revenues. Further, our ability to attract advertising clients will be a significant factor in our success or failure.

We will need additional financing, which may not be available.

Our future success will depend on our ability to raise additional funds and our ability to raise future advertising money, which includes attracting advertisers or Funded Drivers for our racing teams. No commitments to provide additional funds have been made by management and no agreements with advertisers or funded Drivers have been entered into. Our ability to arrange financing in the future will depend in part upon the prevailing capital market conditions, as well as our business performance. There can be no assurance that we will be successful in our efforts to arrange additional financing on satisfactory terms. If additional financing is raised by the issuance of our shares, control of the Company may change and stockholders may suffer additional dilution. If adequate funds are not available, or are not available on acceptable terms, we may not be able to take advantage of opportunities, or otherwise respond to competitive pressures and remain in business.

We are dependent on our key personnel.

Our success will depend in large part upon the continued services of Mr. Kevin P. O'Connell, who presently devotes only 30% or less of his time to our business. The death or loss of Mr. O'Connell would have a material adverse effect on our business, financial condition and results of operations. We do not have key man life insurance on Mr. O'Connell.

We face significant racing competition.

We principally compete for clients and purses with other motorsports teams and advertising and public relations companies. In addition, there are relatively low barriers to entry into these markets and we expect to continue to face competition from new entrants into these same markets. There can be no assurance that we will be able to compete successfully in these markets.

We have additional costs for being a small, public reporting company.

We are a fully reporting and publicly traded company, and as such, incur additional non-operating costs associated with being a public company. Additionally, we have a management team that is inexperienced in managing publicly traded companies.

There is no active trading market for our common stock and if a market for our common stock does not develop, our investors will be unable to sell their shares.

There currently is no trading market for our stock. While we have utilized a marker maker to obtain a quotation on the OTC Pink Sheets. We cannot assure you that a public market will ever develop. Furthermore, you will likely not be able to sell your securities if a regular trading market for our securities does not develop and we cannot predict the extent, if any, to which investor interest will lead to the development of a viable trading market in our shares. We expect the initial market for our stock to be limited, if a market develops at all. Even if a limited trading market does develop, there is a risk that the absence of potential buyers will prevent you from selling your shares if you determine to reduce or eliminate your investment. Additionally, the offering price of $.15 share may not reflect the current value of our shares.

Because we do not intend to pay any dividends on our common shares, investors seeking dividend income or liquidity should not purchase shares in this offering.

We do not currently anticipate declaring and paying dividends to our shareholders in the near future. It is our current intention to apply net earnings, if any, in the foreseeable future to increasing our working capital. Prospective investors seeking or needing dividend income or liquidity should, therefore, not purchase our common stock. There can be no assurance that we will ever have sufficient earnings to declare and pay dividends to the holders of our shares, and in any event, a decision to declare and pay dividends is at the sole discretion of our board of directors, who currently do not intend to pay any dividends on our common shares for the foreseeable future.

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Sales of a substantial number of shares of our common stock into the public market by the selling stockholders may result in significant downward pressure on the price of our common stock and may affect the ability of our stockholders to realize any trading price of our common stock when and if a trading market develops for our common stock.

Sales of a substantial number of shares of our common stock in the public market could cause a reduction in the market price of our common stock, when and if such market develops. When this registration statement is declared effective, the selling stockholders may be reselling up to 30% of the issued and outstanding shares of our common stock. As a result of such registration statement, a substantial number of our shares of common stock which have been issued may be available for immediate resale when and if a market develops for our common stock, which could have an adverse effect on the price of our common stock. As a result of any such decreases in price of our common stock, purchasers who acquire shares from the selling stockholders may lose some or all of their investment.

Any significant downward pressure on the price of our common stock as the selling stockholders sell the shares of our common stock could encourage short sales by the selling stockholders or others. Any such short sales could place further downward pressure on the price of our common stock.

Our stock is a penny stock. Trading of our stock may be restricted by the SEC's penny stock regulations which may limit a stockholder's ability to buy and sell our stock.

Our stock is a penny stock. The Securities and Exchange Commission has adopted Rule 15g-9 which generally defines "penny stock" to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "accredited investors". The term "accredited investor" refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

Risk Factors Related to the JOBS Act

We are an ‘Emerging Growth Company” and we intend to take advantage of reduced disclosure and governance requirements applicable to Emerging Growth Companies, which could result in our stock being less attractive to investors.

We are an "emerging growth company," as defined in the Jumpstart Our Business Startups Act of 2012, which we refer to as the JOBS Act, and we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive because we will rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile. We expect to take advantage of these reporting exemptions until we are no longer an emerging growth company, which in certain circumstances could be for up to five years.

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The Company’s election to take advantage of the JOBS Act’s extended accounting transition period may not make its financial statements easily comparable to other companies.

Pursuant to the JOBS Act of 2012, as an emerging growth company the Company can elect to take advantage of the extended transition period for any new or revised accounting standards that may be issued by the Public Company Accounting Oversight Board ("PCAOB") or the Securities & Exchange Commission ("SEC"). The Company has elected to take advantage of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the standard on the private company timeframe. This may make comparison of the Company's financial statements with any other public company which is not either an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible as possible different or revised standards may be used.

The JOBS Act will also allow the Company to postpone the date by which it must comply with certain laws and regulations intended to protect investors and reduce the amount of information provided in reports filed with the SEC.

The JOBS Act is intended to reduce the regulatory burden on “emerging growth companies. The Company meets the definition of an emerging growth company and so long as it qualifies as an “emerging growth company,” it will, among other things:

–	be exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that its independent registered public accounting firm provide an attestation report on the effectiveness of its internal control over financial reporting.

–	be exempt from the "say on pay" provisions (requiring a non-binding shareholder vote to approve compensation of certain executive officers) and the "say on golden parachute" provisions (requiring a non-binding shareholder vote to approve golden parachute arrangements for certain executive officers in connection with mergers and certain other business combinations) of the Dodd-Frank Act and certain disclosure requirements of the Dodd-Frank Act relating to compensation of its chief executive officer;

–	be permitted to omit the detailed compensation discussion and analysis from proxy statements and reports filed under the Securities Exchange Act of 1934 and instead provide a reduced level of disclosure concerning executive compensation; and

–	be exempt from any rules that may be adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation or a supplement to the auditor’s report on the financial statements

The Company currently intends to take advantage of some or all of the reduced regulatory and reporting requirements that will be available to it so long as it qualifies as an “emerging growth company”.

As long as the Company qualifies as an Emerging Growth Company, the Company’s independent registered public accounting firm will not be required to attest to the effectiveness of the company’s internal control over financial reporting.

Because the Company has elected to take advantage of the extended time periods for compliance with new or revised accounting standards provided for under Section 102(b) of the JOBS Act, among other things, this means that the Company's independent registered public accounting firm will not be required to provide an attestation report on the effectiveness of the Company's internal control over financial reporting so long as it qualifies as an emerging growth company, which may increase the risk that weaknesses or deficiencies in the internal control over financial reporting go undetected. Likewise, so long as it qualifies as an emerging growth company, the Company may elect not to provide certain information, including certain financial information and certain information regarding compensation of executive officers that would otherwise have been required to provide in filings with the SEC, which may make it more difficult for investors and securities analysts to evaluate the Company. As a result, investor confidence in the Company and the market price of its common stock may be adversely affected.

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THE OFFERING

Common stock offered by selling stockholders:	1,674,477

Common stock outstanding before the offering:	13,929,581

Common stock to be outstanding after the offering:	13,929,581

Offering Price Per Share	$.25

Use of proceeds:	We will not receive any proceeds from the sale of any common stock sold by the selling stockholders.

OTC Pink Sheets	RCCC

DILUTION

The common stock to be sold by the selling security holders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution of equity interests to our existing stockholders.

PRICE RANGE OF COMMON STOCK

Our common stock qualified for quotation on the OTC Pink Sheets marketplace in February 2017, under the symbol “RCCC”. However no trades of our common stock occurred through the facilities of the OTC Pink Sheets marketplace. The Company is currently applying to the Depository Trade Corporation (“DTC”) to have its shares eligible to trade electronically on the DTC system. There currently is no liquid trading market for our common stock. There can be no assurance that a significant active trading market in our common stock will develop, or if such a market develops, that it will be sustained.

As soon as practicable, and assuming we satisfy all necessary initial listing requirements, we intend to apply to have our common stock listed for trading on a national securities exchange, although we cannot be certain that our application will be approved.

RELIANCE ON INFORMATION ONLY IN THIS PROSPECTUS

Please read this prospectus carefully. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information provided by the prospectus is accurate as of any date other than the date on the front of this prospectus.

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DIVIDEND POLICY

We do not intend to pay any dividends in the foreseeable future. We intend to retain any future earnings, if any, for use in the operation and expansion of our business. Any future decision to pay dividends on common stock will be at the discretion of our board of directors and will be dependent upon our fiscal condition, results of operations capital requirements and other factors our board of directors may deem relevant.

BUSINESS OF THE COMPANY

The Company

History

We were organized in October of 2007 as R-Course Promotions, LLC, a California limited liability company. At the time of our formation, Kevin O'Connell was the managing member of our company and the sole member of General Pacific Partners, LLC ("GPP"), a California limited liability company. At our inception, GPP owned a majority of R-Course Promotions, LLC membership interests. In May of 2009, R-Course Promotions, LLC was merged with RC-1, Inc., a Nevada corporation with no prior operations. The reason for the merger was the potential liquidity for our shareholders. As of May 31, 2016, Kevin O'Connell is the Managing Member of (a) GPP, (b) Devcap, (c) Revete, and (d) Continental. Together, Mr. O'Connell and GPP, Devcap, Revete, and Continental own 63.5% of our outstanding common shares.

We are a development stage small motorsports company which was organized to participate in “Road Racing” motorsports events organized by several motorsports sanctioning bodies such as The National Association for Stock Car Auto Racing ("NASCAR"), and The International Motorsports Association ("IMSA") and the Sports Car Vintage Racing Association (SVRA). The Road Racing motorsports events require the use of “Stock Cars” that are professionally modified for Road Racing, and “Sports Cars” that are specifically manufactured for competition Road Racing. From inception through December 31, 2016, we participated in racing events by exclusively leasing vehicles from unaffiliated third parties for each racing event in which we participated. In June of 2014, we acquired 3 vehicles; a Chevrolet Monte Carlo Super Sport fully equipped Stock Car; a Chevrolet Monte Carlo Super Sport "Roller" (a Roller is a Stock Car that is complete with all of the required racing components, but without a competition engine and transmission; and a 2012 Ford BOSS Mustang R (the "Mustang R). In March of 2017, the Ford BOSS Mustang R was sold for 833,333 shares of our common stock, which was returned to the company and subsequently cancelled.

In 2012, we commenced offering racing production services to potential clients that wish to participate in motorsports racing. Our production services include producing a full motorsports racing team for clients by providing, a full "turnkey" Racing Team, to enable a client to participate in one or more racing event as a Team Owner, or providing management of, or access to, any part of equipment or human services required to participate in a racing event, including:

•	fully prepared racing cars

•	decaling the race cars

•	driver(s)

•	crew chiefs

•	car chiefs

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•	mechanic crews

•	"over the wall" pit crews

•	liaison between the client and the sanctioning body (entry fees, equipment specifications and membership)

•	pre- and post-race social events

Background

The National Association for Stock Car Auto Racing (NASCAR) is a family-owned and -operated business that sanctions and governs multiple auto racing sports events. NASCAR is the largest sanctioning body of stock car in the United States. The three largest racing series sanctioned by NASCAR are the Monster NASCAR Cup Series Monster Energy, the NASCAR Xfinity Series and the Camping World Truck Series. NASCAR also oversees the Whelen Modified Tour and the NASCAR Iracing.com Series. NASCAR sanctions over 1500 races at over 100 tracks in 39 US states and Canada. NASCAR has presented exhibition races at the circuits in Japan, Mexico and Australia. NASCAR is a separate and distinct entity from us and we do not have any formal contractual arrangements with NASCAR. We have participated in over twenty five NASCAR sanctioned and embodied road racing events both regionally and nationally to date.

The International Motor Sports Association ("IMSA") is an auto racing sanctioning body based in Daytona Beach, Florida, United States. Beginning in 2014, IMSA became the sanctioning body of the WeatherTech SportsCar Championship, the premier road racing series resulting from the merger of the former Grand-Am Road Racing and the American Le Mans Series.

The Sports Car Vintage Racing Association ("SVRA") is the largest and one of the oldest Vintage Racing organization in the United States. SVRA now has to over 1,200 members. SVRA conducts Vintage events at legendary race tracks throughout the country The series accepts entries that feature classic MGs, Triumphs, BMWs, Allards, Jaguars, and Lotuses as well as contemporary Camaros, Audis, Porsches and Corvettes among others.

The Vintage Auto Racing Association ("VARA") is the largest vintage car racing member organization on the West Coast of the United States. Race fields are made up of production and sports cars through 1979.

The "Toyota Southwest Superlates" Series (SWS) is owned by the operators of Willow Springs International Raceway in Rosamond, California. It is presently run only at the Willow Springs International Raceway in Lancaster, California.

In addition to motorsports production services, we expect revenue to be derived from the sale of advertising space on each vehicle we enter in race and from winning a share of the “cash purses” that are provided by Sanctioning Organizations, Promoters and Sponsors of the events. In addition, we expect to utilize our race cars to provide marketing and public corporate branding services to clients desiring to use our cars and equipment to market their product or service by having our vehicles promote their brand by carrying their logo. Our ability to attract advertisers will, in part, be dependent upon the success of our racecars in the races we may decide to enter. We believe that if we win, or finish within the top 10 finishing places in a race, our ability to attract advertisers will be enhanced. Further, our past record of sporadic "Top 10" finishing places, has diminished our ability to attract advertisers.

Competition Events Attended

Since inception, we have participated in various NASCAR, IMSA and SVRA road course events using road racing prepared race cars. For these events, we either entered our own race cars for competition in the event or leased race cars as a part of an overall vendor relationship.

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We participated in limited road racing events 2014, 2015 and 2016. We did have a regular racing schedule with a regional sanctioning body, the Toyota Southwest Superlate Model Series. Below is a list of 2014 and 2015 and 2016 events attended:

	Toyota Southwest Superlates
	2014 Schedule
Date	Location	Purse
4/19/2014	Willow Springs Raceway, Rosamond, CA	$400
5/31/2014	Willow Springs Raceway, Rosamond, CA	$0
6/21/2014	Willow Springs Raceway, Rosamond, CA	$600
7/19/2014	Willow Springs Raceway, Rosamond, CA	$400
8/30/2014	Willow Springs Raceway, Rosamond, CA	$0
9/21/2014	Willow Springs Raceway, Rosamond, CA	$1,500
11/9/2014	Willow Springs Raceway, Rosamond, CA	$400
12/14/2014	Willow Springs Raceway, Rosamond, CA	$5,000

	Toyota Southwest Superlates
	2015 Schedule
Date	Location	Purse
5/30/2015	Willow Springs Raceway, Rosamond, CA	$0
6/27/2015	Willow Springs Raceway, Rosamond, CA	$0
7/18/2015	Willow Springs Raceway, Rosamond, CA	$0
8/29/2015	Willow Springs Raceway, Rosamond, CA	$0
9/19/2015	Willow Springs Raceway, Rosamond, CA	$0
11/7/2015	Willow Springs Raceway, Rosamond, CA	$0

	NASCAR
3/13/2015	Phoenix International Raceway	$0
5/17/2015	Canadian Tire Motorsports Park	$0
8/8/2015	Xfinity Series Watkins Glen, NY	$0
8/29/2015	Xfinity Series, Road America Wisconsin	$0

SVRA
2016 Schedule
9/17/2016	Coronado Annual Speed Fest	$0

Sanctioning Bodies

Sports Car Vintage Racing Association (SVRA)

The Sports Car Vintage Racing Association (SVRA) is the largest and one of the oldest Vintage Racing organization in the United States. SVRA now has over 1,200 members. SVRA conducts Vintage events at legendary race tracks throughout the country The series accepts entries that feature classic MGs, Triumphs, BMWs, Allards, Jaguars, and Lotuses as well as contemporary Camaros, Audis, Porsches and Corvettes among others.

NASCAR Monster Energy Cup Series

The NASCAR Monster Energy NASCAR Cup Series is the sport's highest level of professional competition. It is consequently the most popular and most profitable NASCAR series. Since 2001, the Monster Energy NASCAR Cup season has consisted of approximately thirty six (36) races over 10 months.

NASCAR Xfinity Series

The NASCAR Xfinity Series (formerly Nationwide Series) is the second-highest level of professional competition in NASCAR today.

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International Motor Sports Association (IMSA)

The International Motorsports Association (IMSA) is an auto racing sanctioning body based in Daytona Beach, Florida, United States. Beginning in 2014, IMSA is the sanctioning body of the WeatherTech Sports Car Championship the premier series resulting from the merger of Grand Am and the American LeMans Series presented by Tequilia Patron.

ARCA

The ARCA Racing Series powered by Menards is an American stock car series, the premier division of the ARCA. It is considered professional league of stock car racing, perhaps two steps down from the top-level NASCAR Monster Energy Cup & Xfinity Series. Though some events occur the same weekend as NASCAR events, the Series is not affiliated with NASCAR.

Revenues

We expect to have three revenue streams for our business.

PRODUCTION SERVICES

In 2012, we commenced offering consulting and management services to potential clients that wish to participate in motorsports racing. Our services include providing, sourcing and managing a full "turnkey" racing car and race team, and all ancillary equipment and services to enable a client to participate in a racing event as a Team Owner, or providing management of, or access to, any part of equipment or human services required to participate in a racing event, including:

•	fully prepared racing cars
•	decaling the race cars
•	driver(s)
•	crew chiefs
•	mechanic crews
•	"over the wall" pit crews
•	liaison between the client and the sanctioning body (entry fees, equipment specifications and membership)
•	pre- and post-race social events

Our fees for this management ranges from 5% to 10% of the total budget for the event.

On January 1, 2014, the Company entered into an event services agreement with Carolina Pro Am Services, Inc., ("Carolina") a company owned and controlled by Richard Ware who is also the owner and controller of a Rick Ware Racing LLC. Rick Ware Racing LLC is the owner of 8.85% of our issued and outstanding common shares. During the years ended December 31, 2016 and 2015 the Company paid $-0- and $125,500 respectively to Carolina.

ADVERTISING REVENUE

The second potential source of revenue is from direct advertising from companies interested in advertising their product or service on our racing equipment. Though this part of our business, we offer a client access to national television, spectator sports and social media concurrently or individually depending on the racing series and venue. We believe we can attract advertising clients because the client's brand will be displayed on the following outlets:

National Television – NASCAR and IMSA races are live broadcasts. With their logos and brands displayed on our race vehicles, our client can expose their products or services to consumers.

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Spectator Sports – In each racing event there are spectators that pay a gate attendance ticket fees to view events in person. With our client’s logos and brands displayed on our race vehicles, the client can expose their products or services to consumers, in this case live spectators.

Social Media – Through the proliferation of social media, fans, teams, sanctioning bodies, driver and spectators have access to real time information and a place to share their ideas and messaging. Our clients benefit from these activities as their logo and brand receive additional exposure and real time commentary.

In certain cases where a custom solution is required to accommodate the client, we will modify or revenue model and adjust fees accordingly either increased, decreased or with terms.

RACE PURSES

Revenue is expected to be derived from our winning a share of cash purses that are provided by event advertisers and sanctioning bodies. Purse for the events we participate in can range from $0 to $100,000 for the sanctioning bodies we compete within. The winning purses we have received have been in regional events only.

We have had no present commitments from prospective advertisers. There can be no assurance that we will be able to obtain any such sponsor revenue or management clients in the future. We have conducted limited operations to date, and our operations will continue to be limited until such time as we are able to obtain additional funds to carry out our overall business plans.

Acquisitions of Competition Equipment

In June of 2014, we acquired two (2) NASCAR type stock cars for competition in SVRA vintage racing events. The first race car is considered a “complete roller”. A “complete roller” is a purpose-built race car that is complete with all of the required racing components in place minus a competition engine and transmission. The engine and transmission can be purchased or leased.

The second racing vehicle our company acquired is a “turnkey “ NASCAR type road course stock car acquired in with all racing components including a racing engine and transmission.

The NASCAR stock cars were acquired from Cassin Farlow, LLC for 1,200,000 common shares on May 1, 2014. Cassin Farlow’s majority shareholder is Augustus B. O’Connell, father of Kevin O’Connell.

In addition, in June of 2014, we acquired a Ford "BOSS" road racing Mustang race car used in competition in the Grand Am Rolex Series. This model Boss Mustang is a custom built model specially configured for road racing. We intend to use this vehicle in SVRA Vintage racing competition. We acquired the Ford BOSS Mustang for $200,000. The debt of $200,000 was immediately converted into 1,333,333 common shares of the Company at a conversion rate of $0.15 per share pursuant to a debt to equity conversion agreement executed on May 1, 2014. In March of 2017, we sold the Ford BOSS Mustang R back to the original seller and received 833,333 of our shares of common stock back as compensation.

Operating Budget

Expected management estimates for the cost of operating the business through September 30, 2018 will require additional capital of up to Three Hundred Thousand dollars ($300,000) consisting of: $20,000 for registration and licenses required for entry in sanctioned racing events; $20,000 for travel and lodging; $20,000 for marketing and branding; $30,000 for legal and accounting; $15,000 for engineers and consultants; $15,000 for parts, $90,000 for engine and transmission leases. $50,000 for fuels and tires; $10,000 for racecar transporter travel; $20,000 for debt service of all Company notes payable; and $10,000 in air and rental cars.

In future events, we will determine what chassis, car, engine and transmission we intend enter. Our decision will be based upon the characteristics of the race venue and the suitability of the chassis and combination to race at the particular track and expected conditions. The limitations of our operating budget will also be a factor.

Our ability to attract advertisers and management clients will be dependent upon the success of our racecars in the races we enter. We believe that if our cars are successful, or finish within the top 10 finishing places in any race, our ability to attract business will be enhanced. Our past record of inconsistent finishing places, has diminished our ability to attract regular business.

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In addition, we have received revenue for the events in which we qualified to enter for races during the periods of 2008 through 2016. Our losses from inception through the period ended December 31, 2016 was $3,006,457.

For the year ended December 31, 2016 we had limited revenue from marketing or sponsorships and had limited purse winnings. We incurred a loss of $226,645 which represented a decrease from a loss of $306,957 for the year ended December 31, 2015. The decrease in loss for 2016 is attributable to a decrease in racing events entered during the year for which the Company incurred race related expenses and a decrease in related party expenses. We had revenue of $15,000 for the year ended December 31, 2016 and $1,000 for the year ended December 31, 2015.

Our auditor's report has expressed substantial doubt about our ability to continue as a going concern.

Lines of Credit

On October 1, 2009, the Company entered into a line of credit agreement for up to $600,000 with General Pacific Partners, LLC ("GPP") one of our principal shareholders, a related party owned and operated by our CEO and majority shareholder, that also provides motor sports marketing industry consulting services to the Company as needed. Under the agreement, the Company receives operating fund advances and reimbursement for expenses incurred on behalf of the Company. The loan bears interest at eight percent (8%) per annum. On July 3, 2017, $200,000 of the balance due was converted into 2,000,000 shares of stock at a value of $.10 per share. As of September 30, 2017, and December 31, 2016, the Company owed $108,164 and $183,164, respectively, in operating advances from this related party. As of September 30, 2017, and December 31, 2016, the Company had accrued interest on this line of credit in the amounts of $26,816 and $18,354, respectively.

On August 5, 2013, the Company entered into a line of credit agreement for up to $500,000 with Devcap Partners, LLC, ("Devcap") a Texas limited liability company that is wholly owned and managed by our CEO and majority shareholder. Under the agreement, the Company receives operating fund advances and reimbursement for expenses incurred on behalf of the Company. On July 3, 2017, $200,000 of the balance due was converted into 2,000,000 shares of stock at a value of $.10 per share. As of September 30, 2017, and December 31, 2016, the Company owed $49,647 and $332,647, respectively, in operating advances to this related party. As of September 30, 2017, and December 31, 2016, the Company had accrued interest on this line of credit in the amounts of $78,707 and $67,040, respectively.

On October 15, 2012, the Company entered into a revolving line of credit agreement with TVP Investments, LLC, a Georgia Limited Liability Company in the amount up to $500,000. The line of credit is unsecured, bears interest of 10% and has a maturity date of December 31, 2019. As of September 30, 2017, and December 31, 2016, the balance of the line of credit was $75,000. As of September 30, 2017, and December 31, 2016, the Company had accrued interest on this line of credit in the amounts of $28,043 and $22,418, respectively.

The Company has a business line of credit up to $3,000 with Wells Fargo bank. The line of credit is unsecured with a variable interest rate of approximately 18.0%. The balance owed as of September 30, 2017 and December 31, 2016 was zero.

Capital Requirements

Expected management estimates for the cost of operating the business through September 30, 2018 will require additional capital of up to Three Hundred Thousand dollars ($300,000) consisting of: $20,000 for registration and licenses required for entry in sanctioned racing events; $20,000 for travel and lodging; $20,000 for marketing and branding; $30,000 for legal and accounting; $15,000 for engineers and consultants; $15,000 for parts, $90,000 for engine and transmission leases. $50,000 for fuels and tires; $10,000 for racecar transporter travel; $20,000 for debt service of all Company notes payable; and $10,000 in airfare and rental cars.

There can be no assurance that we will be able to raise any or all of the capital required. These factors indicate that we may be unable to continue as a going concern, particularly in the event that we cannot generate sufficient cash flow or raise sufficient capital to conduct our operations. Our financial statements do not include any adjustments to the value of our assets or the classification of our liabilities that might result if we would be unable to continue as a going concern.

Meeting our capital requirements will be directly contingent on Mr. O'Connell and his related businesses and his decision to advance us capital in the event that we are not able to raise capital from other sources.

Additionally, our ability to attract lessees for our race cars and clients for our consulting and advertising business will, in part, be dependent upon the success of our lessees in the races in which they compete. The race event finishing positions, especially finishing among the first ten places, will enhance our ability to attract capital and event to offset the cost of competing in racing events. Should our lessees compete in races in which they finish in other than the first ten finishing places, those lessees ability to attract advertisers and advertising and promotion monies may be diminished.

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Marketing

We depend upon our officers for all marketing activities. We intend to hire a marketing and sales person to pursue our offerings of motorsports production services. However, we will not be able to hire such a person until we have the financial resources to do so.

Competition

We principally compete with other racing teams and advertising companies that are much larger, well known, better established and have greater financial resources than us. We do not consider the Company to be a factor in the overall racing industry. We will also compete for advertising dollars with other sports such as football, baseball, basketball, hockey, tennis and golf and with other live entertainment and popular recreational activities. We also compete with other consultant and management companies that are much larger and have a longer history and are better established for clients in our Consulting and Management business. Depending on our success in funding our operations, we intend on entering between four and ten events on an annual basis. The events attended are dependent on our success in raising capital from sources other than our lines of credit from General Pacific Partners, LLC and TVP Investments LLC.

Relationship with our majority shareholder

As of September 30, 2017, Kevin O'Connell is the Managing Member of (a) GPP, (b) Devcap, (c) Revete and (d) Continental. Together, Mr. O'Connell and GPP, Devcap, Revete, and Continental own 79.9% of our outstanding common shares.

Since the inception of the company we have borrowed monies from GPP, Devcap, Kevin P. O’Connell and his affiliates.

On October 1, 2009, the Company entered into a line of credit agreement for up to $600,000 with General Pacific Partners, LLC ("GPP") one of our principal shareholders, a related party owned and operated by our CEO and majority shareholder, that also provides motor sports marketing industry consulting services to the Company as needed. Under the agreement, the Company receives operating fund advances and reimbursement for expenses incurred on behalf of the Company. The loan bears interest at eight percent (8%) per annum. On July 3, 2017, $200,000 of the balance due was converted into 2,000,000 shares of stock at a value of $.10 per share. As of September 30, 2017, and December 31, 2016, the Company owed $108,164 and $183,164, respectively, in operating advances from this related party. As of September 30, 2017, and December 31, 2016, the Company had accrued interest on this line of credit in the amounts of $26,816 and $18,354, respectively.

On August 5, 2013, the Company entered into a line of credit agreement for up to $500,000 with Devcap Partners, LLC, ("Devcap") a Texas limited liability company that is wholly owned and managed by our CEO and majority shareholder. Under the agreement, the Company receives operating fund advances and reimbursement for expenses incurred on behalf of the Company. On July 3, 2017, $200,000 of the balance due was converted into 2,000,000 shares of stock at a value of $.10 per share. As of September 30, 2017, and December 31, 2016, the Company owed $49,647 and $332,647, respectively, in operating advances to this related party. As of September 30, 2017, and December 31, 2016, the Company had accrued interest on this line of credit in the amounts of $78,707 and $67,040, respectively.

The Company has recurring losses from operations and our auditor has stated that there is substantial doubt about the Company's ability to continue as a going concern. Further, continued losses could cause the Company to be unable to continue in the racing industry or to meet debt obligations. (see "Risk Factors" starting on Page 9). The Company believes that racing requires significant capital outlays on a continual basis to successfully fund operations, but with adequate funding that profitable operations can be achieved.

Without additional funding, the Company could discontinue operations. We have $52,918 in cash as of September 30, 2017 and our monthly expenses are approximately $22,000. We will need to obtain additional funding to maintain continuing operations and there can be no assurance that such funding is, or will become available.

Facilities and Maintenance

Maintenance and race set up is an ongoing effort in auto racing. Mr. O'Connell manages the staff of independent technicians to maintain a regular schedule updates and changes to back up parts and various pit equipment needed at racing events. Our race cars are managed for racing from a facility in Thomasville, North Carolina owned by Rick Ware Racing, LLC, a non-affiliated party. In January of 2017 we entered into a lease for warehouse space at, 110 Sunrise Center Drive, Thomasville, NC for a three year term for which we agreed to pay 1,200,000 common shares at $.15 per share to Rick Ware Racing, LLC (400,000 shares for each full year of occupancy). As at September 30, 2017 we have issued 400,000 to Rick Ware Racing LLC. for this lease.

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There can be no assurance that our vehicles will be competitive or qualify for each, or any sanctioned event entered. If we are not as successful competitively, we could have a more difficult time attracting and maintaining advertisers, drivers and crews which in turn could impact our ability to attract and maintain advertisers. We will compete with well-established teams and there can be no assurance that we will be able to create or maintain a competitive position. In addition, there are relatively low barriers to entry into these markets and we expect to continue to face competition from new entrants into these same markets. There can be no assurance that we will be able to compete successfully in these markets.

Employees

As of September 30, 2017, we had no full-time employees. Our only employees consist of 2 management personnel, all of whom devote 30% or less of their time to our business affairs. We intend to hire full time employees when and if we have the financial resources to do so. Until such time as we are in a position to hire full time employees, we will hire independent contractors to perform work for us on an as needed basis. None of our employees are represented by a labor union or a collective bargaining agreement. We consider our relations with our Management employees to be good.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The following discussion and analysis of our results of operations and financial condition for the fiscal years ended December 31, 2016 and 2015 and the 9 month periods ending September 30, 2017 and 2016, should be read in conjunction with our financial statements and the notes to those financial statements that are included elsewhere in this annual report. Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under the “Risk Factors”, “Cautionary Notice Regarding Forward-Looking Statements” and “Description of Business” sections and elsewhere in this annual report. We use words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” “predict,” and similar expressions to identify forward-looking statements. Although we believe the expectations expressed in these forward-looking statements are based on reasonable assumptions within the bound of our knowledge of our business, our actual results could differ materially from those discussed in these statements. Factors that could contribute to such differences include, but are not limited to, those discussed in the “Risk Factors” section of this report. We undertake no obligation to update publicly any forward-looking statements for any reason even if new information becomes available or other events occur in the future.

In addition to historical information, this Annual Report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results could differ materially from those projected in the forward-looking statements as a result of a number of factors, risks and uncertainties, including the risk factors set forth in Item 1A. above and the risk factors set forth in this Annual Report. Generally, the words “anticipate”, “expect”, “intend”, “believe” and similar expressions identify forward-looking statements. The forward-looking statements made in this Annual Report are made as of the filing date of this Annual Report with the SEC, and future events or circumstances could cause results that differ significantly from the forward-looking statements included here. Accordingly, we caution readers not to place undue reliance on these statements. We expressly disclaim any obligation to update or alter our forward-looking statements, whether, as a result of new information, future events or otherwise after the date of this document.

Overview

This section contains forward-looking statements that involve risks and uncertainties. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date that they are made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

The following discussion should be read in conjunction with the financial statements and notes thereto included herein.

We are a small auto competition and event management business that has participated primarily in NASCAR and IMSA sanctioned events.  We utilize our racecars to provide marketing and branding services to client advertisers desiring to use our racecars to market their product or service by having our vehicles carry their corporate brand. We have conducted limited operations to date.

Election under JOBS Act of 2012

The Company has chosen to opt-in and make use of the extended transition period for complying with new or revised accounting standards pursuant to Section 107(b) of the JOBS Act of 2012. This election is irrevocable. If we choose to adopt any accounting standard on the public company time frame we would be required to adopt all subsequent accounting standards on the public company time frame.

Jumpstart Our Business Startups Act

In April, 2012, the Jumpstart Our Business Startups Act ("JOBS Act") was enacted into law. The JOBS Act provides, among other things:

Exemptions for emerging growth companies from certain financial disclosure and governance requirements for up to five years and provides a new form of financing to small companies;

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Amendments to certain provisions of the federal securities laws to simplify the sale of securities and increase the threshold number of record holders required to trigger the reporting requirements of the Securities Exchange Act of 1934;

Relaxation of the general solicitation and general advertising prohibition for Rule 506 offerings;

Adoption of a new exemption for public offerings of securities in amounts not exceeding $50 million; and Exemption from registration by a non-reporting company of offers and sales of securities of up to $1,000,000 that comply with rules to be adopted by the SEC pursuant to Section 4(6) of the Securities Act and exemption of such sales from state law registration, documentation or offering requirements.

In general, under the JOBS Act a company is an emerging growth company if its initial public offering ("IPO") of common equity securities was affected after December 8, 2011 and the company had less than $1 billion of total annual gross revenues during its last completed fiscal year. A company will no longer qualify as an emerging growth company after the earliest of

(i)	The completion of the fiscal year in which the company has total annual gross revenues of $1 billion or more;

(ii)	The completion of the fiscal year of the fifth anniversary of the company's IPO;

(iii)	The company's issuance of more than $1 billion in nonconvertible debt in the prior three-year period; or

(iv)	The company becoming a "larger accelerated filer" as defined under the Securities Exchange Act of 1934.

The JOBS Act provides additional new guidelines and exemptions for non-reporting companies and for non-public offerings. Those exemptions that impact the Company are discussed below.

Financial Disclosure. The financial disclosure in a registration statement filed by an emerging growth company pursuant to the Securities Act of 1933 will differ from registration statements filed by other companies as follows:

(i)	Audited financial statements required for only two fiscal years;

(ii)	Selected financial data required for only the fiscal years that were audited;

(iii)	Executive compensation only needs to be presented in the limited format now required for smaller reporting companies. (A smaller reporting company is one with a public float of less than $75 million as of the last day of its most recently completed second fiscal quarter)

However, the requirements for financial disclosure provided by Regulation S-K promulgated by the Rules and Regulations of the SEC already provide certain of these exemptions for smaller reporting companies. The Company is a smaller reporting company. Currently a smaller reporting company is not required to file as part of its registration statement selected financial data and only needs audited financial statements for its two most current fiscal years and no tabular disclosure of contractual obligations.

The JOBS Act also exempts the Company's independent registered public accounting firm from complying with any rules adopted by the Public Company Accounting Oversight Board ("PCAOB") after the date of the JOBS Act's enactment, except as otherwise required by SEC rule.

The JOBS Act also exempts an emerging growth company from any requirement adopted by the PCAOB for mandatory rotation of the Company's accounting firm or for a supplemental auditor report about the audit.

Internal Control Attestation. The JOBS Act also provides an exemption from the requirement of the Company's independent registered public accounting firm to file a report on the Company's internal control over financial reporting, although management of the Company is still required to file its report on the adequacy of the Company's internal control over financial reporting.

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Section 102(a) of the JOBS Act exempts emerging growth companies from the requirements in §14A(e) of the Securities Exchange Act of 1934 for companies with a class of securities registered under the 1934 Act to hold shareholder votes for executive compensation and golden parachutes.

Other Items of the JOBS Act. The JOBS Act also provides that an emerging growth company can communicate with potential investors that are qualified institutional buyers or institutions that are accredited to determine interest in a contemplated offering either prior to or after the date of filing the respective registration statement. The Act also permits research reports by a broker or dealer about an emerging growth company regardless if such report provides sufficient information for an investment decision. In addition the JOBS Act precludes the SEC and FINRA from adopting certain restrictive rules or regulations regarding brokers, dealers and potential investors, communications with management and distribution of a research reports on the emerging growth company IPO.

Section 106 of the JOBS Act permits emerging growth companies to submit 1933 Act registration statements on a confidential basis provided that the registration statement and all amendments are publicly filed at least 21 days before the issuer conducts any road show. This is intended to allow the emerging growth company to explore the IPO option without disclosing to the market the fact that it is seeking to go public or disclosing the information contained in its registration statement until the company is ready to conduct a roadshow.

Election to Opt Out of Transition Period. Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a 1933 Act registration statement declared effective or do not have a class of securities registered under the 1934 Act) are required to comply with the new or revised financial accounting standard.

The JOBS Act provides a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of the transition period and will “opt-in” and make use of the transitional period.

Off-balance sheet arrangements

The Company has no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect or change on the Company’s financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors. The term “off-balance sheet arrangement” generally means any transaction, agreement or other contractual arrangement to which an entity unconsolidated with the Company is a party, under which the Company has (i) any obligation arising under a guarantee contract, derivative instrument or variable interest; or (ii) a retained or contingent interest in assets transferred to such entity or similar arrangement that serves as credit, liquidity or market risk support for such assets.

Significant Accounting Policies

Our financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. Note 1 of the Notes to Consolidated Financial Statements describes the significant accounting policies used in the preparation of the consolidated financial statements. Certain of these significant accounting policies are considered to be critical accounting policies, as defined below.

A critical accounting policy is defined as one that is both material to the presentation of our financial statements and requires management to make difficult, subjective or complex judgments that could have a material effect on our financial condition and results of operations. Specifically, critical accounting estimates have the following attributes: 1) we are required to make assumptions about matters that are highly uncertain at the time of the estimate; and 2) different estimates we could reasonably have used, or changes in the estimate that are reasonably likely to occur, would have a material effect on our financial condition or results of operations.

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Estimates and assumptions about future events and their effects cannot be determined with certainty. We base our estimates on historical experience and on various other assumptions believed to be applicable and reasonable under the circumstances. These estimates may change as new events occur, as additional information is obtained and as our operating environment changes. These changes have historically been minor and have been included in the consolidated financial statements as soon as they became known. Based on a critical assessment of our accounting policies and the underlying judgments and uncertainties affecting the application of those policies, management believes that our consolidated financial statements are fairly stated in accordance with accounting principles generally accepted in the United States, and present a meaningful presentation of our financial condition and results of operations. We believe the following critical accounting policies reflect our more significant estimates and assumptions used in the preparation of our consolidated financial statements:

Use of Estimates – These financial statements have been prepared in accordance with accounting principles generally accepted in the United States and, accordingly, require management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Specifically, our management has estimated the expected economic life and value of our licensed technology, our net operating loss for tax purposes and our stock, option and warrant expenses related to compensation to employees and directors, consultants and investment banks. Actual results could differ from those estimates.

Cash and Equivalents – We maintain our cash in bank deposit accounts, which at times, may exceed federally insured limits. We have not experienced any losses in such account.

Revenue Recognition – The Company follows paragraph 605-10-S99-1 of the FASB Accounting Standards Codification for revenue recognition. The Company will recognize revenue when it is realized or realizable and earned. The Company considers revenue realized or realizable and earned when all of the following criteria are met: (i) persuasive evidence of an arrangement exists, (ii) the product has been shipped or the services have been rendered to the customer, (iii) the sales price is fixed or determinable, and (iv) collectability is reasonably assured.

The majority of revenues are from consulting services provided at events which range from one day to one week in length. The revenues from these events are recognized upon completion of the contracted services. In the event that the Company’s revenues are for services provided under contracts greater than one month in length, the contracts will be billed in total at the onset of the contact period, and to the extent that billings exceed revenue earned, the Company will record such amount as deferred revenue until the revenue is earned. We recognize revenue on these contracts in the period the services are provided under the contract. Expenses associated with providing the services are recognized in the period the services are provided which coincides with when the revenue is earned.

Our revenues, to date, has been derived from advertising, and from race purses. Revenue is recognized on an accrual basis as earned under contract terms. The $15,000 earned in related party revenue in 2016 was part of business development and administrative services provided by the company and Mr. O’Connell.

Property and equipment – Property and equipment are recorded at cost and depreciated under the straight line method over each item's estimated useful life. The Company uses a 5 year life for racecars and equipment, 7 years for furniture and fixtures.

Intangible and Long-Lived Assets – We follow FASB ASC 360-10-35 which has established a "primary asset" approach to determine the cash flow estimation period for a group of assets and liabilities that represents the unit of accounting for a long lived asset to be held and used. Long-lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less cost to sell. During the period ended December 31, 2016, no impairment losses were recognized.

Stock Based Compensation – We recognize expenses for stock-based compensation arrangements in accordance with provisions of Accounting Standards Codification 714. Accordingly, compensation cost is recognized for the excess of the estimated fair value of the stock at the grant date over the exercise price, if any. For equity instruments issued to non-employees, the estimated fair value of the equity instrument is recorded on the earlier of the performance commitment date or the date the services required are completed.

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Plan of Operations

RC-1, Inc. (the “Company”), was incorporated in the State of Nevada on May 14, 2009. The Company is a motorsports marketing business focused primary in road racing events in North America utilizing NASCAR type competition equipment. The Company is currently considered to be in the development stage, and has generated only limited revenues from its activities in the racing business.

We will continue to focus in “Road Racing” motorsports events organized by several motorsports sanctioning bodies such as The National Association for Stock Car Auto Racing ("NASCAR"), and The International Motorsports Association ("IMSA") and the Sports Car Vintage Racing Association (SVRA.

In addition, we intend to continue to compete in the Toyota Southwest Superlate Model Series, SVRA and the GAAS series in an effort to promote our business and brand in the western United States.

Going Concern

As of December 31, 2016, RC-1, Inc. had an accumulated deficit of $3,006,457. Also, during the year ended December 31, 2016, we used net cash of $55,293 for operating activities. These factors raise substantial doubt about our ability to continue as a going concern.

Management expects to raise $300,000 in capital through the issuance of debt and equity and believes it will be able to raise sufficient capital over the next twelve months to finance operations. However, there can be no assurances that the Company will be successful in this regard or will be able to eliminate its operating losses. The accompanying financial statements do not contain any adjustments which may be required as a result of this uncertainty.

Expected management estimates for the cost of operating the business through September 30, 2018 will require additional capital of up to Three Hundred Thousand dollars ($300,000) consisting of: $20,000 for registration and licenses required for entry in sanctioned racing events; $20,000 for travel and lodging; $20,000 for marketing and branding; $30,000 for legal and accounting; $15,000 for engineers and consultants; $15,000 for parts, $90,000 for engine and transmission leases. $50,000 for fuels and tires; $10,000 for racecar transporter travel; $20,000 for debt service of all Company notes payable; and $10,000 in airfare and rental cars.

The Company has no outstanding payments due for the lease of race cars at this time.

The Company intends to hold discussions with existing shareholders, new prospective shareholders and various lenders in pursuing the capital we need for the upcoming twelve months of operations. Additionally, the Company may elect to draw down additional proceeds from its line of credit with General Pacific Partners, LLC and TVP Investments, LLC, Inc. There can be no assurance that we will be able to raise any additional equity or debt capital.

The Company’s capital requirements consist of general working capital needs, scheduled principal and interest payments on debt when required, obligations, and capital expenditures. The Company’s capital resources consist primarily of cash generated from proceeds through the issuances of common stock. At December 31, 2016, the company had cash of approximately $50,000.

Results of Operations for the Years Ended December 31, 2016 and 2015

Revenues

In the years ended December 31, 2016 and 2015, we had revenues in the amounts of $15,000 and $1,000 respectively, which was an increase of $14,000. The Company earned all of its $1,000 in revenues in 2015 from NASCAR consulting services. In 2016, related party revenue of $15,000 was earned for business development and administrative services rendered. The Company provided consulting services to a race team competing in a NASCAR race event. Services included management of pit crew, communications with driver, and coordinating supplies and equipment rendered to a related party to support a race team.

Operating Expenses.

Race Expenses

For the year ended December 31, 2016, race expenses decreased to $32,305 as compared to $43,118 from the prior year ended December 31, 2015 which was a decrease of $10,813. The decrease was primarily the result of the decrease in race events in 2016.

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Consulting to related parties

For the year ended December 31, 2016, consulting to related parties expense decreased to $60,000 as compared to $168,000 from the prior year ended December 31, 2015 which was a decrease of $108,000. The decrease in services in 2016, which consisted of race event management, was due to a decrease in the number of events to which services were provided in 2016 as compared to 2015.

General and Administrative Expense

For the year ended December 31, 2016, general and administrative expenses increased to $43,155 as compared to $41,858 from the prior year ended December 31, 2015 which was an increase of $1,297. The increase was primarily due to depreciation expense increase.

Professional Fees

Professional fees for the year ended December 31, 2016 were $63,613 compared to $15,500 for the period ended December 31, 2015, and increase of $48,113. The increase was primarily due to legal and accounting fees.

Interest Expense

For the year ended December 31, 2016, interest expense increased to $42,572 as compared to $39,481 for the year ended December 31, 2015, an increase of $3,091. The increase in interest expense was because of slightly higher due to related parties’ loan balances.

Net Loss

Our net loss from operations decreased to $226,645 for the year ended December 31, 2016, from $306,957 for the year ended December 31, 2015.

Liquidity and Capital Resources

Liquidity is the ability of a company to generate adequate amounts of cash to meet its needs for cash. The following table provides certain selected balance sheet comparisons between December 31, 2016, and December 31, 2015:

	December 31,	December 31,	$	Percent
	2016	2015	Change	Change
Working Capital	$(857,503)	$(670,858)	$(186,645)	(22%	)
Cash	$49,900	$49,118	$782	2.5%
Total current assets	$64,900	$49,118	$15,782	2.5%
Total assets	$161,567	$185,785	$(24,218)	(26%	)
Accounts payable and accrued liabilities	$27,478	$–	$(27,478)	(100.0%	)
Related party interest payable	$35,072	$50,322	$15,250	30%
Lines of credit & due to related parties	$590,811	$534,736	$56,075	9.5%
Total current liabilities	$922,403	$719,976	$202,427	21%
Total liabilities	$906,601	$719,976	$186,625	21%

Our working capital decreased by $186,645 from December 31, 2015 to December 31, 2016 mainly from additional related party debt and accrued interest on said related party debt. The Company’s assets decreased from $185,785 as of December 31, 2015 to $161,567 as of December 31, 2016 mainly from depreciation on a race vehicle which is used in marketing and operational activities.

Operating Activities

Net cash used for continuing operating activities during 2016 was $55,293 as compared to $181,788 for fiscal 2015.

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Investing Activities

There was no cash from investing activities 2015 and 2016.

Financing Activities

For the year ended December 31, 2016, net cash provided by financing activities was $56,075 which consisted of $246,175 in proceeds and repayments of $190,000 from related party debt. For the year ended December 31, 2015, net cash provided by financing activities was $203,181 which consisted of net payments of $768 from a line of credit, and $275,364 in borrowing and $71,416 in repayments from related party debt.

The Company's financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The financial statements do not include any adjustment relating to recoverability and classification of recorded amounts of assets and liabilities that might be necessary should the Company be unable to continue as a going concern.

Three Months Ended September 30, 2017 Compared to Three Months Ended September 30, 2016

Revenues

The Company had $20,000 in related party revenue during the three months ended September 30, 2017 compared to no revenue for the same period ended September 30, 2016.

Operating Expenses

For the three months ended September 30, 2017 operating expenses were $82,917 compared to $65,435 for the same period in 2016 for an increase of $17,482. The increase was primarily a result of the increase in race expenses to $39,564 from $15,003 for the same period in 2016.

Interest and Financing Costs

Interest expense was $2,367 for the three months ended September 30, 2017 compared to $10,888 in the three months ended September 30, 2016. Interest expense was reduced for the quarter due to the reduction of our long term notes payable, which were settled via issuances of our common stock.

Net Income (Loss)

The Company incurred losses of $65,284 for the three months ended September 30, 2017 compared to $76,323 during the three months ended September 30, 2016 due to the factors discussed above.

Nine Months Ended September 30, 2017 Compared to Nine Months Ended September 30, 2016

Revenues

The Company realized $155,000 in revenue during the nine months ended September 30, 2017 compared to no revenue for the nine months ended September 30, 2016.

Operating Expenses

For the nine months ended September 30, 2017 operating expenses were $209,980 compared to $143,475 for the same period in 2016 for an increase of $66,505.  The increase was a result of an increase in race expenses, which increased to $40,178 from $15,003 for an increase of $25,175, consulting to related parties, which increased to $77,250 from $45,000 for an increase of 32,250, and general and administrative, which increased to $59,524 from $33,095 for an increase of $26,429.

Interest and Financing Costs

Interest expense was $23,142 for the nine months ended September 30, 2017 compared to $31,343 in the nine months ended September 30, 2016. Interest expense was reduced for the quarter due to the reduction of our long-term notes payable, which were settled via issuances of our common stock.

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Net Income (Loss)

The Company incurred losses of $78,122 for the nine months ended September 30, 2017 compared to $174,818 during the nine months ended September 30, 2016 due to the factors discussed above.

LIQUIDITY AND CAPITAL RESOURCES

The Company's financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The financial statements do not include any adjustment relating to recoverability and classification of recorded amounts of assets and liabilities that might be necessary should the Company be unable to continue as a going concern.

The Company has a minimum cash balance available for payment of ongoing operating expenses and has incurred losses since inception and anticipates future losses in the development of its business raising substantial doubt about the Company’s ability to continue as a going concern. Its continued existence is dependent upon its ability to continue to execute its operating plan and to obtain additional debt or equity financing. There can be no assurance the necessary debt or equity financing will be available, or will be available on terms acceptable to the Company.

The Company had $52,918 in cash at September 30, 2017 with availability on our related party lines of credit with General Pacific Partners, LLC and DEVCAP Partners, LLC of $491,836 and $450,353, respectively, and our business line of credit with Wells Fargo Bank of $3,000. We had a working capital deficit of $284,903 at September 30, 2017.

Operating activities

During the nine months ended September 30, 2017, we used $38,982 in operating activities compared to $44,460 during the nine months ended September 30, 2016, a difference of $5,478. The decrease between the periods was largely due to a lower net loss.

Investing activities

We neither generated nor used cash flow in investing activities during the nine months ended September 30, 2017 and the same for the period in 2016.

Financing activities

During the nine months ended September 30, 2017, we generated $42,000 from financing activities compared to $40,800 for the same period ended September 30, 2016, an increase of $1,200.

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CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

We have not had any disagreements with our accountants.

Our current principal independent auditor is Daszkal Bolton ("Daszkal Bolton") of Boca Raton, Florida, whom we engaged on December 14, 2016.

On December 14, 2016 RC-1, Inc. (the Company) notified Pritchett, Siler and Hardy PC, ("PSH") the Company's former independent accounting firm, that it had elected to change accounting firms and, therefore, was dismissing PSH.

Other than for the inclusion of a paragraph describing the uncertainty of the Company’s ability to continue as a going concern (for the years ended December 31, 2016 and December 31, 2015), Daszkal Bolton's and PSH’s reports on the Company’s financial statements for the years ended December 31, 2016 and 2015, respectively, contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the Company’s two most recent fiscal years and the subsequent interim period preceding PSH’s dismissal, there were: (i) no “disagreements” (within the meaning of Item 304(a) of Regulation S-K) with PSH on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PSH, would have caused it to make reference to the subject matter of the disagreements in its report on the consolidated financial statements of the Company; and (ii) no “reportable events” (as such term is defined in Item 304(a)(1)(v) of Regulation S-K).

We have not had any disagreements with our accountants.

Changes in Internal Control Over Financial Reporting

No changes in our internal control over financial reporting occurred during the year ended December 31, 2016 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

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MANAGEMENT

Name	Age	Position (1)
Kevin P. O’Connell	49	President, and Sole Director (2)

Rayna Austin	26	Secretary & Treasurer (3)

(1) There are no arrangements or understandings between our director and officers or any other persons pursuant to which she or he was, or is to be, selected as a director or officer.

(2) Mr. O'Connell has been the sole director and President of the Company since the inception of the Company in 2007. His term of office as a director and as President, are for one year from the date of the Company's annual meeting of shareholders, and the annual meeting of directors, respectively.

(3) Ms. Austin was appointed by the board of directors on December 1, 2014. Her term of office as Secretary and Treasurer is for one year from the date of the Company's annual meeting of directors.

Kevin P. O’Connell - Mr. O’Connell has led venture capital investments and asset management (real estate & securities) strategies with particular focus in the general capital markets consisting of private and public financing, mergers and acquisitions, and corporate restructurings. He is the founder and managing partner of General Pacific Partners, LLC, and a Southern California firm providing advisory services, direct investment and capital markets consulting. Mr. O’Connell has been a direct principal investor and active board member having managed the strategic decisions, equity/debt financing and developmental stage efforts of companies engaged in the technology, healthcare and environmental industries. In 2016, Mr. O’Connell formed a new company to pursue collateral based lending exclusively in California. The application was denied on November 7, 2017, based upon a Stipulation of Settlement Agreement that the applicant would be suspended for twelve months from any position of employment, management, or control of any finance lender. This suspension was based upon a 1997 California Real Estate Commissioner order of license revocation with options for conditional ability to reinstate. That company intends to reapply for a Lender’s License in twelve months.

In addition, Mr. O'Connell has been a professional race car driver, and racing team management consultant since 2002. Mr. O'Connell has driven race cars in many NASCAR series, IMSA series and VSRA series races, and has been the principal driver of the Company's racecars.  He received a Bachelor of Arts (BA) from California State University, Northridge (CSUN), earned his Masters of Business Administration (MBA) from Pepperdine University and completed the Corporate Governance Program at Harvard Business School (HBS) in Boston, MA.

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EXECUTIVE COMPENSATION

There are no written employment agreements with management. Management compensation will be determined by the board of directors based upon revenues and profits, if any, of the Company.

Executive Compensation

Our current officers receive no compensation. There are no current employment agreements between the Company and its executive officer or understandings regarding future compensation.

The director and principal officers have agreed to work with no remuneration until such time as the Company receives sufficient revenues necessary to provide proper salaries. The officers and directors have the responsibility to determine the timing of remuneration for key personnel.

The Company does not intend to pay employee directors a separate fee for their services.

The following table summarized our executive compensation for the years ended December 31, 2016 and 2015.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	All Other Compensation ($)
Kevin P. O'Connell	2016 2015	-0- -0-	-0- -0-	-0- -0-	-0- -0-

Rayna Austin	2016 2015	-0- -0-	-0- -0-	-0- -0-	-0- -0-

David M. Jackson	2016 2015	-0- -0-	-0- -0-	-0- -0-	-0- -0-

__________________

Director Independence

Our board of directors is currently composed of one member, who does not qualify as an independent director in accordance with the published listing requirements of the NASDAQ Global Market. The NASDAQ independence definition includes a series of objective tests, such as that the director is not, and has not been for at least three years, one of our employees and that neither the director, nor any of his family members has engaged in various types of business dealings with us. In addition, our sole director has made a subjective determination that no relationships exist which, in the opinion of our sole director, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth certain information regarding the beneficial ownership of the issued and outstanding shares of our common stock as of the date of this Registration Statement by the following persons:

1.	Each person who is known to be the beneficial owner five percent (5%) or more of our issued and outstanding shares of common stock;

2.	Each of our Directors and executive Officers; and

3.	All of our Directors and Officers as a group

Name	No. of Shares Owned	% of Stock Outstanding
Kevin O’Connell (1)	11,130,086	79.9%
Rayna Austin	-0-	-0-
Cassin Farlow, LLC(2)	1,210,000	15.3%
Rick Ware Racing, LLC(3)	1,233,333	8.85%
Directors and Officers as a Group	11,130, 086	79.9

(1) Kevin P. O’Connell is the managing member of, and the majority shareholder of:

a. General Pacific Partners, LLC, which owns 6,878,460 shares.

b. Revete Capital Partners, LLC which owns 107,144 shares

c. Continental EC, LLC which owns 64,286 shares

d. Devcap Partners, LLC which owns 4,071,267 shares

(2) Gus O'Connell has dispositive and voting power for Cassin Farlow, LLC

(3) Richard Ware has dispositive and voting power for Rick Ware Racing, LLC

Long Term Incentive Awards

Option Grants in Last Fiscal Year

We did not award options to our executive officers in 2014, 2015 and 2016 under any incentive plans.

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

There have been no option exercises by our executive officers from inception to December 31, 2016.

Employment Contract and Termination of Employment Agreements

We have no employment agreements with any officers or employees.

Limitations on liability and indemnification of officers and directors

Our certificate of incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, to the fullest extent permitted by Nevada Revised Statutes. Our certificate of incorporation also provides that we must indemnify our directors and officers to the fullest extent permitted by Nevada law and advance expenses to our directors and officers in connection with a legal proceeding to the fullest extent permitted by Nevada law, subject to certain exceptions. We are in the process of obtaining directors’ and officers’ insurance for our directors, officers and some employees for specified liabilities.

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The limitation of liability and indemnification provisions in our certificate of incorporation may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. They may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though an action of this kind, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. However, we believe that these indemnification provisions are necessary to attract and retain qualified directors and officers.

SEC Policy on Indemnification

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, and DIRECTOR INDEPENDENCE

On January 1, 2015, the Company extended for three years a previous consulting agreement with GPP, a company owned and operated by Kevin O'Connell, our Chief Executive Officer and Sole Director, to provide consulting services in the motor sports marketing industry. The consulting agreement requires a $5,000 monthly fee and can be terminated by either party pursuant to a 60-day notice. As of September 30, 2017 and 2016, the Company had an accrued payable balance due to this related party of $210,000 and $190,000, respectively.

On October 1, 2009, the Company entered into a line of credit agreement for up to $600,000 with General Pacific Partners, LLC ("GPP") one of our principal shareholders, a related party owned and operated by our CEO and majority shareholder, that also provides motor sports marketing industry consulting services to the Company as needed. Under the agreement, the Company receives operating fund advances and reimbursement for expenses incurred on behalf of the Company. The loan bears interest at eight percent (8%) per annum. On July 3, 2017, $200,000 of the balance due was converted into 2,000,000 shares of stock at a value of $.10 per share. As of September 30, 2017, and December 31, 2016, the Company owed $108,164 and $183,164, respectively, in operating advances from this related party. As of September 30, 2017, and December 31, 2016, the Company had accrued interest on this line of credit in the amounts of $26,816 and $18,354, respectively.

On August 5, 2013, the Company entered into a line of credit agreement for up to $500,000 with Devcap Partners, LLC, ("Devcap") a Texas limited liability company that is wholly owned and managed by our CEO and majority shareholder. Under the agreement, the Company receives operating fund advances and reimbursement for expenses incurred on behalf of the Company. On July 3, 2017, $200,000 of the balance due was converted into 2,000,000 shares of stock at a value of $.10 per share. As of September 30, 2017, and December 31, 2016, the Company owed $49,647 and $332,647, respectively, in operating advances to this related party. As of September 30, 2017, and December 31, 2016, the Company had accrued interest on this line of credit in the amounts of $78,707 and $67,040, respectively.

In April 2017, the Company entered into a sponsorship agreement with a client, a privately owned company. The majority shareholder of the Company is the chairman of the board of directors of the client. The Company recognized $81,000 income in the current period. Of this amount, $6,000 was paid in cash and $75,000 was converted to a note receivable bearing interest at 8% maturing October 2018. The principal balance of the receivable, plus accrued interest, may be converted into shares of common stock of the client at the price of $1.00 per share. The option is exercisable no later than the maturity date of the note. In addition to the note, the Company received warrants to purchase up to 24,999 shares of common stock of the client at $1.00 per share. The warrants expire April 30, 2018.

Conflicts of Interest

Each officer and director is, so long as she or he is an officer or director, subject to the restriction that all opportunities contemplated by our plan of operation that come to his attention, either in the performance of his duties or in any other manner, will be considered opportunities of, and be made available to us and the companies that he is affiliated with on an equal basis. A breach of this requirement will be a breach of the fiduciary duties of the officer or director. If we or the companies to which the officer or director is affiliated each desire to take advantage of an opportunity, then the applicable officer or director would abstain from negotiating and voting upon the opportunity. However, the officer or director may still take advantage of opportunities if we should decline to do so. Except as set forth above, we have not adopted any other conflict of interest policy in connection with these types of transactions.

Director Independence

Our board of directors is currently composed of one member, who does not qualify as independent directors in accordance with the published listing requirements of the NASDAQ Global Market. The NASDAQ independence definition includes a series of objective tests, such as that the director is not, and has not been for at least three years, one of our employees and that neither the director, nor any of his family members has engaged in various types of business dealings with us. In addition, our board of directors has not made a subjective determination as to each director that no relationships exist which, in the opinion of our board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, though such subjective determination is required by the NASDAQ rules. Had our board of directors made these determinations, our board of directors would have reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities and relationships as they may relate to us and our management.

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DESCRIPTION OF SECURITIES

Common Stock

We are authorized to issue up to 190,000,000 shares of common stock, par value $0.001. As of the date of this prospectus, there were 13,929,581 shares of common stock outstanding. Holders of the common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefore. Upon the liquidation, dissolution, or winding up of our Company, the holders of common stock are entitled to share ratably in all of our assets which are legally available for distribution after payment of all debts and other liabilities and liquidation preference of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights.

Our Articles of Incorporation do not provide for cumulative voting rights for the election of directors.

Preferred Stock

We are authorized to issue up to 10 million shares of preferred stock. We currently have no outstanding shares of preferred stock. The board of directors has the authority, without further action by our stockholders, to issue up to 10 million shares of preferred stock in one or more series and to fix the rights, preferences and privileges thereof, including dividend rates and preferences, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders. Although they presently have no intention to do so, the board of directors, without stockholder approval, could issue preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of common stock. The issuance of preferred stock may also have the effect of delaying or preventing a change of control of us.

General

Our board of directors has the authority, without stockholder approval, to issue up to 10,000,000 shares of preferred stock in one or more series and to determine the rights, privileges and limitations of the preferred stock. The rights, preferences, powers and limitations on different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions, and purchase funds and other matters. As of the date of this Prospectus, there were no Series of Preferred Stock designated by the board of directors, nor was there any Preferred Stock outstanding.

PENNY STOCK

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

☐	that a broker or dealer approve a person's account for transactions in penny stocks; and

☐	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

☐	obtain financial information and investment experience objectives of the person; and

☐	make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

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The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

☐	sets forth the basis on which the broker or dealer made the suitability determination; and

☐	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

☐	disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules will discourage investor interest in and limit the marketability of our common stock.

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SELLING STOCKHOLDERS

The table below sets forth information as at September 30, 2017, concerning the resale of the shares of common stock by the Selling Stockholders. All of the Selling Stockholders are "Accredited Investors" as that term is defined under Regulation D of the Securities Act. All of the selling stockholders purchased their shares for cash. The term “Selling Stockholders” includes the persons and entities named below, and their transferees, pledges, donees, or their successors. We will file a supplement to this prospectus to name any successors to the Selling Stockholders who will use this Prospectus to resell their securities. We will not receive any proceeds from the resale of the common stock by the Selling Stockholders. Assuming the Selling Stockholders sell all the shares registered below, none of the Selling Stockholders will continue to own any shares of our common stock.

	Total Number of shares owned prior to offering *	Number of Shares being Offered	Percentage of shares owned prior to offering	Percentage of shares owned after the offering assuming all of the shares are sold
B & K Way Trust(1)	3,253	3,253.0002		0
Craig Bentham	3,496	3,496.0002		0
Bernard Rubin Living Trust 1995(2)	1,556	1,556.0001		0
Greg Olafson TR Blue Sand Holding Trust DT(3)	2,460	2,460.0002		0
Clark Claydon	2,829	2,829.0002		0
Alan Cohen	2,499	2,499.0001		0
Colonial Stock Transfer Company(4)	18,778	18,778.0013		0
Harrison Figueroa LLC(5)	68	68.0000		0
Timothy Hodges	2,143	2,143.0001		0
Rodney Hoffman	3,960	3,960.0002		0
Barbara H Jenkins	1,259	1,259.0001		0
Kimball Family Trust(6)	5,633	5,633.0004		0
William T Klope	1,515	1,515.0001		0
Michael Kuehne	1,786	1,786.0001		0
Craig Matesky	1,786	1,786.0001		0
Michael L. Meyer TR Michael L. Meyer Living TR(7)	4,911	4,911.0004		0
Philip Roger Millennium Trust Co LLC Cust FBO(8)	2,014	2,014.0002		0
Chester Montgomery	3,540	3,540.0002		0
George Mottel	1,981	1,981.0001		0
Russell Neinast	3,974	3,974.0002		0
Douglas B. O'Dell	714	714.0001		0
Rafael Penenuri	4,944	4,944.0004		0
RJW Investments LLC(9)	2,462	2,462.0001		0
Robert D Harrison TR (Patro)(10)	3,959	3,959.002		0
Phillip Rogers	2,381	2,381.0001		0
Richard Salvato	1,927	1,927.0001		0
Kerry Shaffer	2,536	2,536.0001		0
Stradtman Family Trust(11)	499	499.0001		0
Andrew Stupin	3,571	3,571.0002		0
Richard Tantimoto	2,450	2,450.0002		0
Edward Thein	2,927	2,927.0002		0
USMTL, LLC(12)	10,000	10,000.001		0
Rick Ware Racing LLC	1,233,333	1,233,333	8.85	0
Jeffry Bash	233,333	233,333	1.67	0
Totals	1,574,477	1,674,477	11.00	0

*Except for Colonial Stock Transfer Company ("Colonial") and USMTL, LLC, these shares were purchased between November 2008 and November 2009 at $.15 per share. Colonial received its shares in December of 2014 in payment of $2,817 ($.15 per share) owed to Colonial.

39

USMTL, LLC's 10,000 shares were issued for $.001 per shares as founders shares at the time of incorporation of the Company in 2009

(1)	Bruce & Kay Way has full investment authority
(2)	Bernard Rubin has full investment authority
(3)	Greg Olafson has full investment authority
(4)	Jason Carter has full investment authority
(5)	Robert Harrison has full investment authority
(6)	Dr. Steven Kimball has full investment authority
(7)	Michael L. Meyer has full investment authority
(8)	Philip Rogers has full investment authority
(9)	Robert Waltos has full investment authority
(10)	Robert Harrison has full investment authority
(11)	Martin Stradtman has full investment authority
(12)	Roy Montgomery has full investment authority

* Paid a consideration of $.02 per share in cash for their shares.

** Converted indebtedness of the Company at the rate of $.02 per share.

*** Founders Shares for which $.0001 per share was paid.

40

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell all or a portion of the shares of common stock to permit the selling stockholders to sell their shares from time to time in the public market at a price of $.25 per share. Our common stock is not currently listed on any national exchange or electronic quotation system. To date, no actions have been taken to list our shares on any national exchange or electronic quotation system. Because there is currently no public market for our common stock, the selling stockholders will sell their shares of our common stock at prevailing market prices or privately negotiated prices. The Company’s common stock is currently quoted on the OTC Pink Sheets marketplace. However, there have been no trades of the Company’s common stock through the OTC Pink Sheets marketplace. There can be no assurance that the Company will be approved for listing on the OTC Bulletin Board. The shares of common stock may be sold by the selling stockholders by one or more of the following methods, without limitation:

(a) block trades in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

(b) purchases by broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;

(c) an exchange distribution in accordance with the rules of the exchange or quotation system;

(d) ordinary brokerage transactions and transactions in which the broker solicits purchasers;

(e) privately negotiated transactions; and

(f) a combination of any aforementioned methods of sale.

The shares may also be sold in compliance with the Securities and Exchange Commission's Rule 144.

In the event of the transfer by any selling stockholder of his or her shares to any pledgee, donee or other transferee, we will amend this prospectus and the registration statement of which this prospectus forms a part by the filing of a post-effective amendment in order to have the pledgee, donee or other transferee in place of the selling stockholder who has transferred his or her shares.

In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the selling stockholders or, if any of the broker-dealers act as an agent for the purchaser of such shares, from the purchaser in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the selling stockholders to sell a specified number of the shares of common stock at a stipulated price per share. Such an agreement may also require the broker-dealer to purchase as principal any unsold shares of common stock at the price required to fulfill the broker-dealer commitment to the selling stockholders if such broker-dealer is unable to sell the shares on behalf of the selling stockholders. Broker-dealers who acquire shares of common stock as principal may thereafter resell the shares of common stock from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above. Such sales by a broker-dealer could be at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with such re-sales, the broker-dealer may pay to or receive from the purchasers of the shares, commissions as described above.

No broker dealer received any securities as underwriting compensation.

The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the sale of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

From time to time, the selling stockholders may pledge their shares of common stock pursuant to the margin provisions of their customer agreements with their brokers. Upon a default by a selling stockholder, the broker may offer and sell the pledged shares of common stock from time to time. Upon a sale of the shares of common stock, the selling stockholders intend to comply with the prospectus delivery requirements, under the Securities Act, by delivering a prospectus to each purchaser in the transaction. We intend to file any amendments or other necessary documents in compliance with the Securities Act which may be required in the event any selling stockholder defaults under any customer agreement with brokers.

41

To the extent required under the Securities Act, a post-effective amendment to this registration statement will be filed, disclosing, the name of any broker-dealers, the number of shares of common stock involved, the price at which the common stock is to be sold, the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, that such broker-dealers did not conduct any investigation to verify the information set out in this prospectus and other facts material to the transaction. In addition, a post-effective amendment to this Registration Statement will be filed to include any additional or changed material information with respect to the plan of distribution not previously disclosed herein.

We, and the selling stockholders, will be subject to applicable provisions of the Exchange Act and the rules and regulations under it, including, without limitation, Rule 10b-5 and, insofar as the selling stockholders are distribution participants and we, under certain circumstances, may be a distribution participant, under Regulation M.

The anti-manipulation provisions of Regulation M under the Securities Exchange Act of 1934 will apply to purchases and sales of shares of common stock by the selling stockholders, and there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Regulation M, a selling stockholder or its agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while they are distributing shares covered by this prospectus. Accordingly, the selling stockholder is not permitted to cover short sales by purchasing shares while the distribution it taking place. We will advise the selling stockholders that if a particular offer of common stock is to be made on terms materially different from the information set forth in this Plan of Distribution, then a post-effective amendment to the accompanying registration statement must be filed with the Securities and Exchange Commission. All of the foregoing may affect the marketability of the common stock.

All expenses of the registration statement including, but not limited to, legal, accounting, printing and mailing fees are and will be borne by us. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of common stock will be borne by the selling stockholders, the purchasers participating in such transaction, or both.

Any shares of common stock covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act, as amended, may be sold under Rule 144 rather than pursuant to this prospectus.

LEGAL PROCEEDINGS

We are not currently a party to any legal proceedings nor are any contemplated by us at this time.

LEGAL MATTERS

The validity of the shares of common stock being offered hereby will be passed upon for us by The Bingham Law Group APC., Carlsbad, California.

FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and the documents incorporated by reference in this prospectus contain forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events.

In some cases, you can identify forward-looking statements by words such as "may," "should," "expect," "plan," "could," "anticipate," "intend," "believe," "estimate," "predict," "potential," "goal," or "continue" or similar terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under "Risk Factors," that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements.

Unless we are required to do so under U.S. federal securities laws or other applicable laws, we do not intend to update or revise any forward-looking statements.

42

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation, as amended, provide to the fullest extent permitted by Nevada law, our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Articles of Incorporation, as amended, is to eliminate our rights and our shareholders (through shareholders' derivative suits on behalf of our Company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act" or "Securities Act") may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

EXPERTS

Our current principal independent auditor is Daszkal Bolton ("Daszkal Bolton") of Boca Raton, Florida, whom we engaged on December 14, 2016.

On December 14, 2016 RC-1, Inc. (the Company) notified Pritchett, Siler and Hardy PC, ("PSH") the Company's former independent accounting firm, that it had elected to change accounting firms and, therefore, was dismissing PSH.

Other than for the inclusion of a paragraph describing the uncertainty of the Company’s ability to continue as a going concern (for the years ended December 31, 2016 and December 31, 2015), Daszkal Bolton's and PSH’s reports on the Company’s financial statements for the years ended December 31, 2016 and 2015, respectively, contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the Company’s two most recent fiscal years and the subsequent interim period preceding PSH’s dismissal, there were: (i) no “disagreements” (within the meaning of Item 304(a) of Regulation S-K) with PSH on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PSH, would have caused it to make reference to the subject matter of the disagreements in its report on the consolidated financial statements of the Company; and (ii) no “reportable events” (as such term is defined in Item 304(a)(1)(v) of Regulation S-K).

We have not had any disagreements with our accountants.

The Bingham Law Group, Carlsbad California has acted as legal counsel for us in connection with this Offering.

AVAILABLE INFORMATION

We have filed a Post-Effective Amendment to the registration statement on Form S-1 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such Post-Effective Amendment to the registration statement. This prospectus constitutes the prospectus of RC-1, Inc., filed as part of the Post-Effective Amendment to the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

Our fiscal year ends on December 31. We plan to furnish our shareholders annual reports containing audited financial statements and other appropriate reports, where applicable. In addition, we intend to become a reporting company and file annual, quarterly and current reports, and other information with the SEC, where applicable. You may read and copy any reports, statements, or other information we file at the SEC's public reference room at 100 F. Street, N.E., Washington D.C. 20549-3561. You can request copies of these documents, upon payment of a duplicating fee by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to the public on the SEC's Intern.

43

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

RC-1, Inc.

Thomasville, North Carolina

We have audited the accompanying balance sheet of RC-1, Inc. (the "Company") at December 31, 2016, and the related statements of operations, changes in stockholders' equity and cash flows for the year ended December 31, 2016. The Company's management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of RC-1, Inc. at December 31, 2016, and the results of its operations and its cash flows for the year ended December 31, 2016, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 3 to the consolidated financial statements, the Company has sustained recurring losses from operations and has working capital and accumulated deficits that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are described in Note 3. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

/s/ Daszkal Bolton LLP

Fort Lauderdale, Florida

April 5, 2017

F-2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

RC-1, Inc.

110 Sunrise Center Drive

Thomasville, NC 27360

We have audited the accompanying balance sheet of RC-1 Inc. as of December 31, 2015 and the related statements of operations, changes in stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of RC-1 as of December 31, 2015 and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has suffered continuing losses and has yet to establish a reliable, consistent and proven source of revenue to meet its operating costs on an ongoing basis and currently does not have sufficient available funding to fully implement its business plan. These factors raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Pritchett, Siler and Hardy PC

Farmington Utah

April 27, 2016

F-3

RC-1, Inc.

BALANCE SHEETS

	December 31,	December 31,
	2016	2015
ASSETS

Current assets
Cash	$49,900	$49,118
Accounts receivable - related party	15,000	–
Total current assets	64,900	49,118

Fixed assets - net	96,667	136,667

Total Assets	$161,567	$185,785

LIABILITIES & STOCKHOLDERS' DEFICIT

Current liabilities

Accounts payable	$27,478	$–
Accrued liabilities - related party	196,302	120,000
Line of credit	75,000	76,459
Due to related parties	515,811	458,277
Accrued interest payable	22,418	14,918
Accrued interest - related parties	85,394	50,322
Total current liabilities	922,403	719,976

Total Liabilities	922,403	719,976

Commitments and contingencies

Stockholders' Deficit
Preferred stock, $.001 par value; 10,000,000 shares authorized; no shares issued and outstanding	–	–
Common stock, $.0001 par value; 190,000,000 shares authorized; 7,929,581 shares issued and outstanding	792	792
Additional paid in capital	2,244,829	2,244,829
Accumulated deficit	(3,006,457)	(2,779,812)
Total Stockholders' Deficit	(760,836)	(534,191)

Total Liabilities and Stockholders' Deficit	$161,567	$185,785

The accompanying notes are an integral part of the financial statements.

F-4

RC-1, Inc.

STATEMENTS OF OPERATIONS

	Year Ended	Year Ended
	December 31,	December 31,
	2016	2015
Revenues	$–	$1,000
Revenues - related party	15,000	–

Cost of revenues	–	–
Gross profit	15,000	1,000

Race Expenses	32,305	43,118
Consulting - related parties	60,000	168,000
General and administrative	43,155	41,858
Professional fees	63,613	15,500
	199,073	268,476

Loss from operations	(184,073)	(267,476)

Other expenses:
Interest expense	(7,500)	(7,713)
Interest expense - related parties	(35,072)	(31,768)
	(42,572)	(39,481)

Loss before income taxes	(226,645)	(306,957)

Provision for income tax	–	–

Net loss	$(226,645)	$(306,957)

Net loss per share
(Basic and fully diluted)	$(0.03)	$(0.04)

Weighted average number of common shares outstanding	7,929,581	7,929,581

The accompanying notes are an integral part of the financial statements.

F-5

RC-1, Inc.

STATEMENTS OF STOCKHOLDERS' EQUITY

	Common Stock
		Amount	Additional	Accumulated	Stockholders'
	Shares	($.0001Par)	Paid in Capital	Deficit	Deficit
Balances at December 31, 2014	7,929,581	$792	$2,244,829	$(2,472,855)	$(227,234)

Loss for the year	–	–	–	(306,957)	(306,957)

Balances at December 31, 2015	7,929,581	792	2,244,829	(2,779,812)	(534,191)

Loss for the year	–	–	–	(226,645)	(226,645)

Balances at December 31, 2016	7,929,581	$792	$2,244,829	$(3,006,457)	$(760,836)

The accompanying notes are an integral part of the financial statements.

F-6

RC-1, Inc.

STATEMENTS OF CASH FLOWS

	Year Ended	Year Ended
	December 31,	December 31,
	2016	2015
Cash Flows From Operating Activities:
Net loss	$(226,645)	$(306,957)

Adjustments to reconcile net loss to net cash used in operating activities
Depreciation	40,000	40,000
(Increase) in accounts receivable	(15,000)	–
Increase (Decrease) in accounts payable	27,478	(14,050)
Increase in accrued liabilities - related party	76,302	60,000
Increase in accrued interest - unrelated parties	7,500	7,452
Increase in accrued interest - related parties	35,072	31,767
Net cash used in operating activities	(55,293)	(181,788)

Cash Flows From Investing Activities:	–	–

Cash Flows From Financing Activities:
Line of credit - borrowings	–	2,366
Line of credit - payments	–	(3,134)
Proceeds from line of credit to related parties	246,175	275,364
Payments on line of credit to related parties	(190,100)	(71,416)
Net cash provided by financing activities	56,075	203,181

Net Increase in Cash	782	21,393

Cash At The Beginning of The Year	49,118	27,725

Cash At The End of The Year	$49,900	$49,118

Schedule Of Non-Cash Investing And Financing Activities

Assumption of debt by related party	$1,459	$–

Supplemental Disclosure
Cash paid for interest	$–	$–
Cash paid for income taxes	$–	$–

The accompanying notes are an integral part of the financial statements.

F-7

RC-1, Inc.

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2016 and 2015

NOTE 1. ORGANIZATION AND DESCRIPTION OF BUSINESS OPERATIONS

RC-1, Inc. (the “Company”), was incorporated in the State of Nevada on May 14, 2009. The Company has generated only limited revenues from its activities in the racing business. R-Course Promotions, LLC was formed in the State of California on October 30, 2007. On June 1, 2009, in a merger classified as a transaction between parties under common control, the sole membership interest owner in R-Course Promotions, LLC exchanged 125,000 membership interests for 1,786 common shares in RC-1, Inc. Subsequent to the consummation of the merger, R-Course Promotions, LLC ceased to exist. The results of operations of RC-1, Inc. and R-Course Promotions, LLC have been combined from October 30, 2007 forward through the date of merger.

The Company is a motorsports marketing business focused primary in road racing events in North America utilizing NASCAR type competition equipment.

On March 4, 2014, the Company declared a reverse stock split of 1 share for 70 shares outstanding. The authorized number of shares was increased to 200,000,000 and the par value was changed to $.001 per share. All references to the number of shares have been retroactively restated to reflect the split, to all periods presented.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents

The Company considers all highly liquid investments with an original maturity of three months or less as cash equivalents. The Company maintains cash with a commercial bank. The deposits are made with a reputable financial institution and the Company does not anticipate realizing any losses from these deposits.

Property and equipment

Property and equipment are recorded at cost and depreciated under the straight line method over each item's estimated useful life. The Company uses a 5 year life for racecars and equipment, 7 years for furniture and fixtures.

Long-Lived Assets

In accordance with FASB ASC 360, “Property, Plant, and Equipment” which establishes the accounting for impairment of long-lived tangible and intangible assets other than goodwill, the Company reviews for impairment when facts or circumstances indicate that the carrying value of long-lived assets to be held and used may not be recoverable. If such facts or circumstances are determined to exist, an estimate of the undiscounted future cash flows produced by the long-lived asset, or the appropriate grouping of assets, is compared to the carrying value to determine whether impairment exists. If an asset is determined to be impaired, the loss is measured based on various valuation techniques, including the discounted value of estimated future cash flows. The Company reports impairment cost as a charge to operations at the time it is identified. During the years ended December 31, 2016 and 2015 the Company determined that there was no impairment of long-lived assets.

Financial Instruments

The Company measures its financial assets and liabilities in accordance with the requirements of FASB ASC 825 “Financial Instruments”. The carrying values of its accounts payable, note payable (current portion), line of credit, accrued expenses, and other current liabilities approximate fair value due to the short-term maturities of these instruments.

F-8

Revenue recognition

The Company follows paragraph 605-10-S99-1 of the FASB Accounting Standards Codification for revenue recognition. The Company will recognize revenue when it is realized or realizable and earned. The Company considers revenue realized or realizable and earned when all of the following criteria are met: (i) persuasive evidence of an arrangement exists, (ii) the product has been shipped or the services have been rendered to the customer, (iii) the sales price is fixed or determinable, and (iv) collectability is reasonably assured.

The majority of revenues are from consulting services provided at events which range from one day to one week in length. The Company also earns revenues from entering their race cars into events whereby there is a money purse for finishing positions. The revenues from these events are recognized upon completion of the contracted services. In the event that the Company’s revenues are for services provided under contracts greater than one month in length, the contracts will be billed in total at the onset of the contact period, and to the extent that billings exceed revenue earned, the Company will record such amount as deferred revenue until the revenue is earned. Recognize revenue on these contracts in the period the services are provided under the contract. Expenses associated with providing the services are recognized in the period the services are provided which coincides with when the revenue is earned.

Income tax

The Company accounts for income taxes pursuant to FASB ASC 740, “Income Taxes”. Under FASB ASC 740 deferred income taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. The provision for income taxes represents the tax expense for the period, if any, and the change during the period in deferred tax assets and liabilities. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

FASB ASC 740 also provides criteria for the recognition, measurement, presentation and disclosure of uncertain tax positions. Under FASB ASC 740, the impact of an uncertain tax position on the income tax return may only be recognized at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant taxing authority. At December 31, 2016 and 2015, there were no unrecognized tax benefits.

Net income (loss) per share

The Company utilizes FASB ASC 260, “Earnings per Share.” Basic earnings per share is computed by dividing earnings (loss) attributable to common stockholders by the weighted-average number of common shares outstanding during the reporting period. Diluted earnings per share is computed similar to basic earnings per share except that the denominator is increased to include additional common share equivalents available upon exercise of stock options and warrants using the treasury stock method. Dilutive common share equivalents include the dilutive effect of in-the-money share equivalents, which are calculated based on the average share price for each period using the treasury stock method, excluding any common share equivalents if their effect would be anti-dilutive For the years ended December 31, 2016 and 2015, there were no potentially dilutive shares.

Products and services, geographic areas and major customers

The Company earns revenue from race purses, race event consulting and the occasional sale of racecars, but does not separate sales from different activities into operating segments.

Concentrations of debt financing

The Company has line of credit agreements with companies owned and operated by the Company’s CEO and majority shareholder. Outstanding principal on these lines of credit account for 87.3% of the Company line of credit balances. See Note 7 for further discussion of line of credit terms and relationships.

Stock based compensation

The Company accounts for employee and non-employee stock awards under FASB ASC 718, “Compensation – Stock Compensation”, whereby equity instruments issued to employees for services are recorded based on the fair value of the instrument issued and those issued to non-employees are recorded based on the fair value of the consideration received or the fair value of the equity instrument, whichever is more reliably measurable.

F-9

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting standards, if adopted, will have a material effect on our financial statements.

NOTE 3. GOING CONCERN

These financial statements have been prepared in accordance with generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. The Company's ability to continue as a going concern is contingent upon its ability to achieve and maintain profitable operations, and the Company’s ability to raise additional capital as required.

These conditions raise substantial doubt about the Company's ability to continue as a going concern. These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might result from this uncertainty.

NOTE 4. FIXED ASSETS

Fixed asset values recorded at cost are as follows:

	December 31, 2016	December 31, 2015
Equipment	$200,000	$200,000
Less: Accumulated depreciation	(103,333)	(63,333)

Fixed assets, net	$96,667	$136,667

Depreciation expense was $40,000 for each of the years the years ended December 31, 2016 and 2015.

NOTE 5. LINES OF CREDIT

	December 31, 2016	December 31, 2015
TVP Investments, LLC	$75,000	$75,000
Wells Fargo	–	1,459
	75,000	76,459
Less: current portion	(75,000)	(76,459)
Long-term portion	$–	$–

On October 15, 2012, the Company entered into a revolving line of credit agreement with TVP Investments, LLC, a Georgia Limited Liability Company in the amount up to $500,000. The line of credit is unsecured, bears interest of 10% and has a maturity date of October 15, 2017.

The Company has a business line of credit up to $3,000 with Well Fargo bank. The line of credit is unsecured with a variable interest rate of approximately 18.0%.

As of December 31, 2016, and 2015, the Company had a line of credit balance of $75,000 and $76,459, respectively. As of December 31, 2016 and 2015, the Company had accrued interest on these lines of credit in the amounts of $22,418 and $14,918, respectively.

NOTE 6. STOCKHOLDERS’ EQUITY

The Company was incorporated on May 9, 2009 at which time the Company authorized 125,000,000 shares of common stock with $.001 par value. On March 4, 2014, the Company declared a reverse stock split of 1 share for 70 shares outstanding. The authorized number of common shares was increased to 190,000,000 and the par value was changed to $.0001 per share. All references to the number of shares have been restated to reflect the split. There are 10,000,000 shares of preferred stock authorized with a $.001 par value, none of which are outstanding.

F-10

NOTE 7. RELATED PARTY TRANSACTIONS

Consulting expense to related parties

On January 1, 2012, the Company executed a three (3) year consulting agreement with GPP a company owned and operated by the CEO and majority shareholder to provide consulting services in the motor sports marketing industry. The consulting agreement requires a $5,000 monthly fee and can be terminated by either party pursuant to a 60-day notice. As of December 31, 2016, and 2015, the Company had an accrued payable balance due to this related party of $180,000 and $120,000, respectively. During the years ended December 31, 2016 and 2015, the Company incurred total related party consulting fees of $60,000 and $60,000 respectively.

On January 1, 2014, the Company entered into an event services agreement with Carolina Pro Am Drivers, Inc. an event services company that is owned and controlled by an individual who is also the owner and controller of a separate company that became an owner of 16.6% of the Company's issued and outstanding common shares on June 15, 2014. For the year ended December 31, 2016 and 2015 the Company paid $0 and $125,500 in related party consulting services respectively.

Accounts payable to related parties

During race events, the Company charges various event related expenses to credit cards of the majority shareholder. These expenses are recorded as accounts payable to related parties at the time the charges are made and reimbursed to at the conclusion of the event. As of December 31, 2016, the Company had charged $16,302 of race related expenses which were reimbursed in January 2017.

Due to related parties

On October 1, 2009, the Company entered into a line of credit agreement for up to $600,000 with a related party owned and operated by the CEO and majority shareholder that also provides motor sports marketing industry consulting services to the Company as needed. Under the agreement, the Company receives operating fund advances and reimbursement for expenses incurred on behalf of the Company. The loan bears interest at eight percent (8%) per annum. Interest for this line of credit has been waived by the lender. As of December 31, 2016, and 2015, the Company owed $183,164 and $155,364 respectively, in operating advances to this related party. As of December 31, 2016, and 2015, the Company had accrued interest on this line of credit in the amounts of $18,354 and $5,532, respectively.

On August 5, 2013, the Company entered into a line of credit agreement for up to $300,000 with a related party owned and operated by the CEO and majority shareholder. On January 1, 2016, the line of credit was increased to $500,000. Under the agreement, the Company receives operating fund advances and reimbursement for expenses incurred on behalf of the Company. Starting January 1, 2014, the loan began bearing interest of eight (8%) interest per annum. As of December 31, 2016, and 2015, the Company owed $332,647 and $302,913, respectively, in operating advances to this related party. As of December 31, 2016, and 2015, the Company had accrued interest on this line of credit in the amounts of $67,040 and $44,790, respectively.

NOTE 8. INCOME TAXES

The following table presents the current and deferred income tax provision (benefit) for federal and state income taxes:

	2016	2015
Current tax provision:
Federal	$–	$–

Deferred tax provision (benefit):
Federal	(16,541)	(46,044)
Change in valuation allowance	16,541	46,044

Total provision for income tax	$–	$–

Current income taxes are based upon the year’s income taxable for federal and state tax reporting purposes. Deferred income taxes (benefits) are provided for certain income and expenses, which are recognized in different periods for tax and financial reporting purposes.

Deferred tax assets and liabilities are computed for differences between the financial statements and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the period in which the differences are expected to affect taxable income. The Company’s deferred income taxes arise from the temporary differences between financial statement and income tax recognition of net operating losses. These loss carryovers would be limited under the Internal Revenue Code should a significant change in ownership occur within a three-year period. In 2016 and 2015, the Company’s tax losses were reduced by accrued expenses to related parties which are not recognized for tax purposes until paid and differences in depreciation reported on the financial statements and amounts allowed for tax purposes.

F-11

At December 31, 2016 and 2015, the Company had net operating loss carryforwards of approximately $1,737,545 and $2,780,000, respectively, which begin to expire in 2029. The deferred tax assets arising from the net operating loss carryforwards are approximately $260,632 and $416,972 as of December 31, 2016, and 2015, respectively. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, the projected future taxable income and tax planning strategies in making this assessment. Based on management’s analysis, they concluded not to retain a deferred tax asset since it is uncertain whether the Company can utilize this asset in future periods. Therefore, they have established a full reserve against this asset. The change in the valuation allowance in 2016 and 2015 was approximately $16,541 and $46,044, respectively.

A reconciliation of the expected tax computed at the U.S. statutory federal income tax rate to the total benefit for income taxes at December 31, 2016 and 2015 is as follows:

	2016	2015
Expected tax at 15%	$(16,541)	$(46,044)
Change in valuation allowance	16,541	46,044
Provision for income taxes	$–	$–

The Company’s continuing practice is to recognize interest and/or penalties related to income tax matters in income tax expense. As of December 31, 2016, and 2015, the Company had no accrued interest and penalties related to uncertain tax positions.

The Company is subject to taxation in the U.S. The state of Nevada does not impose an income tax on corporations. Tax years for 2009 and forward are subject to examination by tax authorities. The Company is not currently under examination by any tax authority.

Management has evaluated tax positions in accordance with FASB ASC 740, and has not identified any tax positions, other than those discussed above, that require disclosure.

NOTE 9. SUBSEQUENT EVENTS

In January 2017, the Company entered into a 36-month warehouse lease with Rick Ware Racing, LLC, payable in 1,200,000 shares of the Company’s common stock.

In March of 2017, the Company sold the Ford BOSS Mustang R back to the original seller receiving $125,000 in cash and 833,333 shares of the Company’s common stock which were cancelled.

F-12

RC-1, Inc.

CONDENSED BALANCE SHEETS (Unaudited)

	September 30	December 31,
	2017	2016
ASSETS

Current assets
Cash	$52,918	$49,900
Accounts receivable	15,000	–
Accounts receivable - related party	–	15,000
Prepaid rent, current portion	60,000	–
Total current assets	127,918	64,900

Fixed assets - net	46,666	96,667

Prepaid rent, net of current portion	75,000	–
Note receivable - related party	75,000	–
Interest receivable - related party	2,612	–
	152,612	–

Total Assets	$327,196	$161,567

LIABILITIES & STOCKHOLDERS' DEFICIT

Current liabilities

Accounts payable	$30,905	$27,478
Accrued liabilities - related party	15,539	196,302
Line of credit	75,000	75,000
Due to related parties	157,811	515,811
Accrued interest payable - unrelated parties	28,043	22,418
Accrued interest - related parties	105,523	85,394
Total current liabilities	412,821	922,403

Common stock issuable, net of current portion	120,000	–

Total Liabilities	532,821	922,403

Stockholders' Deficit
Preferred stock, $.001 par value; 10,000,000 shares authorized; no shares issued and outstanding	–	–
Common stock, $.0001 par value;190,000,000 shares authorized; 13,929,581 (2017) and 7,929,581 (2016) issued and outstanding	1,392	792
Additional paid in capital	2,877,562	2,244,829
Accumulated deficit	(3,084,579)	(3,006,457)
Total Stockholders' Deficit	(205,625)	(760,836)

Total Liabilities and Stockholders' Deficit	$327,196	$161,567

The accompanying notes are an integral part of the unaudited condensed financial statements.

F-13

RC-1, Inc.

CONDENSED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2017	2016	2017	2016

Revenues
Consulting fees	$–	$–	$50,000	$–
Consulting fees - related parties	–	–	4,000	–
Sponsorships - related parties	20,000	–	101,000	–
	20,000	–	155,000	–

Cost of sales	–	–	–	–
Gross margin	20,000	–	155,000	–

Operating expenses:
Race expenses	39,564	15,003	40,178	15,003
Consulting to related parties	16,750	15,000	77,250	45,000
General and administrative	18,615	13,030	59,524	33,095
Professional fees	7,988	22,402	33,028	50,377
	82,917	65,435	209,980	143,475

Operating loss	(62,917)	(65,435)	(54,980)	(143,475)

Other expenses:
Interest expense - unrelated parties	(1,875)	(1,875)	(5,625)	(5,625)
Interest expense - related parties	(2,004)	(9,013)	(20,129)	(25,718)
Interest income - related parties	1,512	–	2,612	–
	(2,367)	(10,888)	(23,142)	(31,343)

Net Loss Before Taxes	(65,284)	(76,323)	(78,122)	(174,818)

Income Tax Provision	–	–	–	–

Net loss	$(65,284)	$(76,323)	$(78,122)	$(174,818)

Net loss per share
(Basic and fully diluted)	$(0.00)	$(0.01)	$(0.01)	$(0.02)

Weighted average number of
common shares outstanding
(basic and diluted)	13,726,320	7,929,581	9,630,924	7,929,581

The accompanying notes are an integral part of the unaudited condensed financial statements.

F-14

RC-1, Inc.

CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)

	Nine Months Ended
	September 30,	September 30,
	2017	2016

Cash Flows From Operating Activities:
Net loss	$(78,122)	$(174,818)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	13,334	30,000
Non-cash rent expense	45,000	–

Changes in Operating Assets and Liabilities

Increase in note receivable - related party	(75,000)	–
Increase in interest receivable	(2,612)	–
Increase in accounts payable	3,427	24,015
Increase in accounts payable - related parties	29,237	45,000
Increase in accrued interest	5,625	5,625
Increase in accrued interest-related parties	20,129	25,718

Net cash used in operating activities	(38,982)	(44,460)

Cash Flows From Investing Activities:	–	–

Cash Flows From Financing Activities:
Repayments on line of credit	–	(1,459)
Proceeds from line of credit from related party	201,500	187,359
Repayments on line of credit from related party	(159,500)	(145,100)

Net cash provided by financing activities	42,000	40,800

Net Increase (Decrease) In Cash	3,018	(3,660)

Cash At The Beginning Of The Period	49,900	49,118

Cash At The End Of The Period	$52,918	$45,458

Schedule of Non-Cash Investing and Financing Activities

Stock received for sale of assets	$(86,667)	$–
Assets acquired for issuance of stock	$50,000	$–
Related party debt converted to stock	$400,000	$–
Related party accounts payable converted to stock	$210,000	$–

Cash paid during the year for:
Interest	$–	$–
Income tax	$–	$–

The accompanying notes are an integral part of the unaudited condensed financial statements.

F-15

RC-1, Inc.

NOTES TO CONDENSED FINANCIAL STATEMENTS (Unaudited)

For the Three and Nine Months Ended September 30, 2017 and 2016

NOTE 1. ORGANIZATION AND DESCRIPTION OF BUSINESS OPERATIONS

RC-1, Inc. (the “Company”), was incorporated in the State of Nevada on May 14, 2009. The Company is currently considered to be in the development stage, and has generated only limited revenues from its activities in the racing business. R-Course Promotions, LLC was formed in the State of California on October 30, 2007. On June 1, 2009, in a merger classified as a transaction between parties under common control, the sole membership interest owner in R-Course Promotions, LLC exchanged 125,000 membership interests for 1,786 common shares in RC-1, Inc. Subsequent to the consummation of the merger, R-Course Promotions, LLC ceased to exist. The results of operations of RC-1, Inc. and R-Course Promotions, LLC have been combined from October 30, 2007 forward through the date of merger.

The Company is a motorsports marketing business focused primary in road racing events in North America utilizing NASCAR type competition equipment.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Interim Financial Statements

The accompanying condensed financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to form 10Q and Article 8 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In our opinion the financial statements include all adjustments (consisting of normal recurring accruals) necessary in order to make the financial statements not misleading. Operating results for the nine months ended September 30, 2017 are not necessarily indicative of the final results that may be expected for the year ending December 31, 2017. For more complete financial information, these unaudited financial statements should be read in conjunction with the audited financial statements for the year ended December 31, 2016 filed with the SEC.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents

The Company considers all highly liquid investments with an original maturity of three months or less as cash equivalents. The Company maintains cash with a commercial bank. The deposits are made with a reputable financial institution and the Company does not anticipate realizing any losses from these deposits.

F-16

Property and equipment

Property and equipment are recorded at cost and depreciated under the straight line method over each item's estimated useful life. The Company uses a 5 year life for racecars and equipment, 7 years for furniture and fixtures.

Financial Instruments

The Company measures its financial assets and liabilities in accordance with the requirements of FASB ASC 825 “Financial Instruments”. The carrying values of its note receivable, accounts payable, line of credit, accrued expenses, and other current liabilities approximate fair value due to the short-term maturities of these instruments.

Revenue recognition

The Company follows paragraph 605-10-S99-1 of the FASB Accounting Standards Codification for revenue recognition. The Company recognizes revenue when it is realized or realizable and earned. The Company considers revenue realized or realizable and earned when all of the following criteria are met: (i) persuasive evidence of an arrangement exists, (ii) the product has been shipped or the services have been rendered to the customer, (iii) the sales price is fixed or determinable, and (iv) collectability is reasonably assured.

The majority of revenues are from consulting services provided at events which range from one day to one week in length. The Company also earns revenues from entering their race cars into events whereby there is a money purse for finishing positions. The revenues from these events are recognized upon completion of the contracted services. In the event that the Company’s revenues are for services provided under contracts greater than one month in length, the contracts will be billed in total at the onset of the contact period, and to the extent that billings exceed revenue earned, the Company will record such amount as deferred revenue until the revenue is earned. The Company recognizes revenue on these contracts in the period the services are provided under the contract. Expenses associated with providing the services are recognized in the period the services are provided which coincides with when the revenue is earned.

Net income (loss) per share

The Company utilizes FASB ASC 260, “Earnings per Share.” Basic earnings per share is computed by dividing earnings (loss) attributable to common stockholders by the weighted-average number of common shares outstanding during the reporting period. Diluted earnings per share is computed similar to basic earnings per share except that the denominator is increased to include additional common share equivalents available upon exercise of stock options and warrants using the treasury stock method. Dilutive common share equivalents include the dilutive effect of in-the-money share equivalents, which are calculated based on the average share price for each period using the treasury stock method, excluding any common share equivalents if their effect would be anti-dilutive. For the three and nine months ended September 30, 2017 and 2016 there were no potentially dilutive shares.

Products and services, geographic areas and major customers

The Company earns revenue from race purses, race event consulting and the occasional sale of racecars, but does not separate sales from different activities into operating segments.

Concentrations of debt financing

The Company has line of credit agreements with companies owned and operated by the Company’s CEO and majority shareholder. Outstanding principal on these lines of credit account for 67.8% and 87.3% of the Company line of credit balances at September 30, 2017 and December 31, 2016, respectively. See Note 6 for further discussion of line of credit terms and relationships.

Stock based compensation

The Company accounts for employee and non-employee stock awards under FASB ASC 718, “Compensation – Stock Compensation”, whereby equity instruments issued to employees for services are recorded based on the fair value of the instrument issued and those issued to non-employees are recorded based on the fair value of the consideration received or the fair value of the equity instrument, whichever is more reliably measurable.

F-17

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting standards, if adopted, will have a material effect on our financial statements.

NOTE 3. GOING CONCERN

These unaudited condensed financial statements have been prepared in accordance with generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. The Company's ability to continue as a going concern is contingent upon its ability to achieve and maintain profitable operations, and the Company’s ability to raise additional capital as required.

These conditions raise substantial doubt about the Company's ability to continue as a going concern. These unaudited condensed financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might result from this uncertainty.

NOTE 4. LINES OF CREDIT

On October 15, 2012, the Company entered into a revolving line of credit agreement with TVP Investments, LLC, a Georgia Limited Liability Company in the amount up to $500,000. The line of credit is unsecured, bears interest of 10% and has a maturity date of December 31, 2019. As of September 30, 2017, and December 31, 2016, the balance of the line of credit was $75,000. As of September 30, 2017, and December 31, 2016, the Company had accrued interest on this line of credit in the amounts of $28,043 and $22,418, respectively.

The Company has a business line of credit up to $3,000 with Wells Fargo bank. The line of credit is unsecured with a variable interest rate of approximately 18.0%. The balance owed as of September 30, 2017 and December 31, 2016 was zero.

NOTE 5. STOCKHOLDERS’ EQUITY

There are 10,000,000 shares of preferred stock authorized with a $.001 par value, none of which are outstanding.

There are 190,000,000 shares of common stock authorized with a par value of $.0001 per share.

There were no issuances of preferred or common stock during the three months ended March 31, 2017.

During January 2017, the Company entered into a 36-month warehouse lease with Rick Ware Leasing, LLC, payable in 1,200,000 shares of the Company’s common stock (400,000 shares annually), 400,000 of which were issued in July, 2017. See Note 6 for equity transactions with related parties.

NOTE 6. RELATED PARTY TRANSACTIONS

Consulting expense to related parties

On January 1, 2015, the Company extended for three years a previous consulting agreement with a company owned and operated by the CEO and majority shareholder to provide consulting services in the motor sports marketing industry. The consulting agreement requires a $5,000 monthly fee and can be terminated by either party pursuant to a 60 day notice. On July 3, 2017, $210,000 of the accrued fees were converted into 2,100,000 shares of stock at a value of $.10 per share. As of September 30, 2017, and December 31, 2016, the Company had an accrued payable balance due to this related party of $15,000 and $180,000, respectively. During the three and nine months ended September 30, 2017 and 2016, the Company incurred related party consulting expense of $15,000 and $45,000 respectively.

F-18

Due to related parties

On October 1, 2009, the Company entered into a line of credit agreement for up to $600,000 with a related party owned and operated by the CEO and majority shareholder that also provides motor sports marketing industry consulting services to the Company as needed. Under the agreement, the Company receives operating fund advances and reimbursement for expenses incurred on behalf of the Company. The loan bears interest at eight percent (8%) per annum. On July 3, 2017, $200,000 of the balance due was converted into 2,000,000 shares of stock at a value of $.10 per share. As of September 30, 2017, and December 31, 2016, the Company owed $108,164 and $183,164, respectively, in operating advances from this related party. As of September 30, 2017, and December 31, 2016, the Company had accrued interest on this line of credit in the amounts of $26,816 and $18,354, respectively.

On August 5, 2013, the Company entered into a line of credit agreement for up to $500,000 with a related party owned and operated by the CEO and majority shareholder. Under the agreement, the Company receives operating fund advances and reimbursement for expenses incurred on behalf of the Company. On July 3, 2017, $200,000 of the balance due was converted into 2,000,000 shares of stock at a value of $.10 per share. As of September 30, 2017, and December 31, 2016, the Company owed $49,647 and $332,647, respectively, in operating advances to this related party. As of September 30, 2017, and December 31, 2016, the Company had accrued interest on this line of credit in the amounts of $78,707 and $67,040, respectively.

Due from related parties

In April 2017, the Company entered into a sponsorship agreement with a client, a privately owned company. The majority shareholder of the Company is the chairman of the board of directors of the client. The Company recognized $81,000 income in the current period. Of this amount, $6,000 was paid in cash and $75,000 was converted to a note receivable bearing interest at 8% maturing October 2018. The principal balance of the receivable, plus accrued interest, may be converted into shares of common stock of the client at the price of $1.00 per share. The option is exercisable no later than the maturity date of the note. In addition to the note, the Company received warrants to purchase up to 24,999 shares of common stock of the client at $1.00 per share. The warrants expire April 30, 2018.

Other related party transactions

On March 25, 2017, the Company transferred a Ford Mustang to the shareholder from whom it was purchased in exchange for 833,333 shares of common stock, which were cancelled.

On May 25, 2017, the Company purchased two racecars from the same shareholder in exchange for 333,333 shares of common stock. The racecars were valued at $50,000.

F-19

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth our expenses in connection with this registration statement. All of these expenses are estimates, other than the fees and expenses of legal counsel and filing fees payable to the Securities and Exchange Commission. All expenses of this offering are being paid by the Company.

Expense or Fee	Amount to Be Paid
SEC Registration Fee	$21
Printing and Edgarizing Expenses	$3,500
Legal Fees and Expenses	$5,000
Accounting Fees and Expenses	$3,000
Transfer Agent	$2,500
Miscellaneous	$1,500
TOTAL	$15,521

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

ARTICLE VI of our Bylaws states that to the extent and in the manner permitted by the laws of the State of Nevada, and specifically as is permitted under the Nevada Revised Statutes pertaining to Corporations, the corporation shall indemnify any person who was or is a party or is threatened to be  made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative,  other than an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement.

We have been advised that in the opinion of the Securities and Exchange Commission, insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

The following sets forth information regarding all sales of our unregistered securities during the past three years. All of these shares were exempt from registration under the Securities Act by reason of Section 4(2) of the Securities Act, or Regulation D promulgated thereunder, as transactions by an issuer not involving a public offering. The recipients of securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution of the securities, and appropriate legends were affixed to the share certificates and warrants issued in such transactions. All recipients had adequate access, through their relationships with us or otherwise, to information about us. Unless otherwise indicated, the issuances of the securities described below were affected without the involvement of underwriters.

On December 19, 2014, the Company issued 18,608 for transfer agent services rendered by its transfer agent totaling $2,791.

All of the above offerings and sales were deemed to be exempt under rule 506 of Regulation D and Section 4(2) of the Securities Act of 1933, as amended. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of the Company or executive officers of the Company, and transfer was restricted by the Company in accordance with the requirements of the Securities Act of 1933. In addition to representations by the above-referenced persons, we have made independent determinations that all of the above-referenced persons were accredited or sophisticated investors, and that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment.

II-1

ITEM 16. EXHIBITS.

The following exhibits are included as part of this Form S-1. References to “the Company” in this Exhibit List mean RC-1, Inc., a Nevada corporation.

Exhibit #	Description
3(i) *	Articles of Incorporation of RC-1, Inc., as amended
3(ii) *	Corporate Bylaws for RC-1, Inc.
5.1*	Legal opinion and consent of The Bingham Law Group, APC
10.1*	Line of Credit Agreement with General Pacific Partners, LLC on October 1, 2009
10.2*	Consulting Agreement with General Pacific Partners, LLC on January 1, 2012
10.3*	Line of Credit Agreement with TVP Investments, LLC on October 15, 2012
10.4*	Management Service Agreement with Carolina Pro AM Drivers, Inc. dated January 1, 2014
10.5*	Line of Credit Agreement with Devcap Partners, LLC dated August 1, 2013
10.6	Convertible Note, Warrant Certificate, and Invoice for Services to Related Party dated April 25, 2017
23.1*	Consent of the Bingham Law Group, APC. (included with Exhibit 5.1)
23.2	Consent of Pritchett, Siler & Hardy, P.C.
23.3	Consent of Daszcal Bolton LLP

101.INS	XBRL Instances Document
101.SCH	XBRL Taxonomy Extension Schema Document
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	XBRL Taxonomy Extension Label Linkbase Document
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document

__________________

* Previously filed

ITEM 17. UNDERTAKINGS

(A) The undersigned Registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.    To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

iii.    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New port Beach, State of California, on December 28, 2017.

RC-1, Inc.

By:	/s/ Kevin P. O'Connell
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

RC-1, Inc.

Date: December 28, 2017	By:	/s/ Kevin P. O'Connell
President and Chief Executive Officer

RC-1, Inc.

Date: December 28, 2017	By:	/s/ Rayna Austin
Director and Chief Financial and Accounting Officer

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EXHIBIT INDEX

Exhibit #	Description
3(i) *	Articles of Incorporation of RC-1, Inc., as amended
3(ii) *	Corporate Bylaws for RC-1, Inc.
5.1*	Legal opinion and consent of The Bingham Law Group, APC
10.1*	Line of Credit Agreement with General Pacific Partners, LLC on October 1, 2009
10.2*	Consulting Agreement with General Pacific Partners, LLC on January 1, 2012
10.3*	Line of Credit Agreement with TVP Investments, LLC on October 15, 2012
10.4*	Management Service Agreement with Carolina Pro AM Drivers, Inc. dated January 1, 2014
10.5*	Line of Credit Agreement with Devcap Partners, LLC dated August 1, 2013
10.6	Convertible Note, Warrant Certificate and Invoice for Services to Related Party dated April 25, 2017
23.1*	Consent of the Bingham Law Group, APC. (included with Exhibit 5.1)
23.2	Consent of Pritchett, Siler & Hardy, P.C.
23.3	Consent of Daszcal Bolton LLP

101.INS	XBRL Instances Document
101.SCH	XBRL Taxonomy Extension Schema Document
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	XBRL Taxonomy Extension Label Linkbase Document
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document

__________________

* Previously filed

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